 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                      REGISTRATION NO. 333-40339
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                            SYMPHONIX DEVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

            DELAWARE                              3998                            77-0376250
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            SYMPHONIX DEVICES, INC.
                              3047 ORCHARD PARKWAY
                               SAN JOSE, CA 95134
                                 (408) 232-0710
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                                HARRY S. ROBBINS
                            CHIEF EXECUTIVE OFFICER
                            SYMPHONIX DEVICES, INC.
                              3047 ORCHARD PARKWAY
                               SAN JOSE, CA 95134
                                 (408) 232-0710
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              -------------------
                                   Copies to:

        J. CASEY MCGLYNN                          ALAN C. MENDELSON
        JOHN T. SHERIDAN                          PATRICK A. POHLEN
        ISSAC J. VAUGHN                           COOLEY GODWARD LLP
         DAVID J. SAUL                          FIVE PALO ALTO SQUARE
WILSON SONSINI GOODRICH & ROSATI                 3000 EL CAMINO REAL
    PROFESSIONAL CORPORATION               PALO ALTO, CALIFORNIA 94306-2155
       650 PAGE MILL ROAD                           (650) 843-5000
      PALO ALTO, CA 94304
         (650) 493-9300

                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                              -------------------

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

February 11, 1998

                                2,300,000 Shares

                              [LOGO OF SYMPHONIX]

                                  COMMON STOCK

                                --------------

  All of the 2,300,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), offered hereby are being sold by Symphonix Devices, Inc. ("Symphonix" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "SMPX."

                                --------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share...................................   $            $            $
Total(3)....................................   $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company estimated to be $800,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date hereof, to purchase an aggregate of up to 345,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $       , $        and
    $       , respectively. See "Underwriting."

                                --------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of
Cowen & Company, New York, New York on or about          , 1998.

                                --------------

COWEN & COMPANY                                                   UBS SECURITIES

      , 1998

The Company's family of products under development, vibrant soundbridges, are designed to work in the middle ear.

[Illustration of Vibrant soundbridge in place and illustration of Floating Mass Transducer in middle ear]


The Floating Mass Transducer (FMT) is attached to one ossicle.

The patented FMT, Symphonix's core technology, mimics and amplifies the movement of the ear's vibratory structure.


  The Company's implantable hearing devices have not been approved for marketing by the United States Food and Drug Administration or any international regulatory authorities.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  Vibrant and Symphonix are registered trademarks and Floating Mass Transducer, FMT, Vibrating Ossicular Prosthesis, VORP and Audio Processor are trademarks of Symphonix Devices, Inc.

The external audio processor is magnetically held in place behind the ear and covered by the user's hair.

[PHOTOGRAPH OF MAN WITH AUDIO PROCESSOR IN PLACE]

The Vibrant TI, a totally implantable soundbridge with no external components, is in the early stages of development. The product is designed to incorporate the Company's proprietary microphone technology.

                                                [PHOTOGRAPH OF VIBRANT TI MODEL]

[Symphonix Logo Appears Here]

              [PHOTOGRAPH OF THE VIBRANT P, WITH PROGRAMMING UNIT]

The Vibrant P, a second generation programmable soundbridge (pictured above), is currently being implanted in clinical trials in Europe. The Vibrant D, a third generation programmable digital soundbridge, is under development.

Hearing Management

The first generation Vibrant soundbridge is currently being implanted in clinical trials in the United States and Europe.

[PHOTOGRAPH OF VIBRANT SOUNDBRIDGE]

                                    The Company's implantable hearing devices have not been approved for marketing by the United States Food and Drug Adminis-tration or any international regulatory authorities.


Vibrant and Symphonix are registered trademarks and Floating Mass Transducer, FMT, Vibrating Ossicular Prosthesis, VORP and Audio Processor are trademarks of Symphonix Devices, Inc.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as set forth in the Consolidated Financial Statements or as otherwise indicated herein, information in this Prospectus gives effect to (i) the reincorporation of the Company from California to Delaware effected in January 1998, (ii) the one-for-1.376 reverse split of the outstanding Common Stock effected in January 1998 and (iii) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, which will occur automatically upon the closing of this offering, and assumes that the Underwriters' over-allotment option is not exercised. See "Certain Transactions," "Description of Capital Stock" and "Underwriting." This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements.

                                  THE COMPANY

  Symphonix is a developer of proprietary semi-implantable and implantable products, or soundbridges, for the management of moderate to severe hearing impairment. In 1994, mild to severe hearing impairment affected approximately 26 million people in the United States, or 10% of the population, of whom approximately 17 million people were classified as moderately or severely hearing impaired. The Company believes that its family of Vibrant soundbridges, designed to overcome the inherent limitations of traditional hearing devices, represent a novel approach in the management of hearing impairment. The Company's initial product under development, the Vibrant soundbridge, is a semi-implantable device which mechanically drives the three small bones of the middle ear to overcome the user's hearing impairment. The Company's second generation product, the Vibrant P programmable soundbridge, provides a greater degree of customization to address the specific needs of a particular user's hearing loss and expands the types of hearing loss that can be managed by the Company's products.

  The Vibrant soundbridge is designed for the management of moderate to severe sensorineural hearing impairment. Sensorineural hearing impairment accounts for the vast majority of adults who are hearing impaired and occurs typically as a result of aging or exposure to loud noise over a protracted period of time. The traditional approach to the management of mild to severe sensorineural hearing impairment has been the use of hearing aids, which were first introduced a hundred years ago. Hearing aids are acoustic drive devices that amplify sound to increase the movement of the ear drum, thereby indirectly vibrating the bones of the middle ear in an attempt to overcome the decreased sensitivity of the delicate sensory hair cells of the inner ear. Although there have been continued advancements in hearing aid technology, for optimal performance, all or part of the device must fit tightly in the ear canal which results in significant drawbacks, including distorted sound quality, acoustic feedback, poor localization, social stigma, discomfort and poor reliability. Despite the inherent limitations of hearing aids, in 1995, approximately 1.7 million hearing aids were sold in the United States, representing a retail market of approximately $1.2 billion. The United States market represents approximately 38% of the worldwide hearing aid market. The Company estimates that the worldwide retail market for hearing aids exceeded $3.0 billion in 1995.

  Rather than indirectly driving the ear's vibratory structure, the Vibrant soundbridge is a direct drive device which incorporates the Company's patented core technology, the Floating Mass Transducer ("FMT"). The FMT is a tiny transducer, smaller than a grain of rice, that is attached directly to the incus bone of the middle ear. The FMT converts sound into mechanical vibrations and enhances the natural movement of the bones of the middle ear, which in turn generate enhanced stimulation of the delicate sensory hair cells of the inner ear. The Company believes that its direct drive soundbridges offer significant benefits, including improved sound quality and speech intelligibility, elimination of acoustic feedback, improved sound localization, minimized social stigma and improved reliability. The Company has three patents issued in the United States and 21 patents pending in both the United States and internationally covering a number of fundamental aspects of the FMT and related technologies.

  The Company is currently developing a family of Vibrant soundbridges, including the Vibrant D soundbridge, which is designed to permit an even greater degree of customization along with the additional benefit of digital signal processing, and the Vibrant HF soundbridge, which is designed to provide hearing correction to those individuals who have noise-induced hearing loss at high frequencies but relatively normal hearing at lower frequencies. In addition, the Company is in the early stage of developing versions of the Vibrant soundbridge that are totally implantable with no external components. The Company's soundbridges are designed to be implanted in a single ear in a two-hour, outpatient procedure which requires surgical techniques similar to those employed in common middle ear surgical procedures. The Company's strategy is to market its soundbridges initially to those specialists in otology who are currently most active in ear surgery and thereafter, to the general population of Ear, Nose and Throat ("ENT") surgeons. Because the surgical procedure for implanting the Vibrant soundbridge utilizes many of the same techniques employed by surgeons trained and experienced in otological procedures, the Company believes that surgeon training will not be a significant impediment to market acceptance.

  In September 1996, the Company initiated clinical trials of the Vibrant soundbridge in both the United States and Europe, and in July 1997 the Company initiated clinical trials of the Vibrant P soundbridge in Europe. As of January 5, 1998, 48 patients have been implanted with the Company's soundbridges of whom 44 have had the Audio Processor fitted and the soundbridge's performance evaluated. In 1996, the Company received United States Food and Drug Administration ("FDA") approval of an Investigational Device Exemption ("IDE") to commence clinical testing of the Vibrant soundbridge. In the United States, Phase I testing limited to two sites and five patients has been completed. On November 14, 1997, the Company filed an IDE supplement summarizing the Phase I results, finalizing the study protocol and labeling claims, providing technical information regarding the Vibrant P soundbridge, and requested permission to proceed to the pivotal study. On December 11, 1997, the FDA approved the multi-center pivotal study in 55 subjects at up to 12 sites with the second generation Vibrant P soundbridge.

  The Company has completed its European clinical trial and has submitted the technical, preclinical and clinical data that it believes will be necessary, together with the previously obtained certifications, to satisfy the applicable regulatory requirements for commercial sales in the European Union ("EU").

  The Company's objectives are to establish its family of Vibrant soundbridges as the standard of care worldwide for the management of moderate to severe hearing impairment and to establish Symphonix as the leader in the hearing management market. Key elements of the Company's strategy include: demonstrating improved quality of life, developing surgeon endorsement of the Company's family of soundbridges, leveraging the Company's patented core technology and protecting and enhancing the Company's proprietary position.

  Symphonix is a development stage company and, at December 31, 1997, had generated no revenues from operations and had an accumulated deficit of $18.5 million. The Company was incorporated under the laws of California in May 1994 and was reincorporated under the laws of Delaware in January 1998. The Company's principal executive offices are located at 3047 Orchard Parkway, San Jose, CA 95134. Its telephone number is (408) 232-0710.

                                  THE OFFERING

 Common Stock to be offered by the Company....   2,300,000 shares
 Common Stock to be outstanding after the
  offering(1).................................  11,766,742 shares(1)
 Use of proceeds..............................  For research and development, including clinical trials;
                                                development of a sales and
                                                marketing organization; making
                                                leasehold improvements and
                                                other capital expenditures;
                                                working capital and general
                                                corporate purposes. See "Use of
                                                Proceeds."
 Proposed Nasdaq National Market symbol.......  SMPX

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          PERIOD FROM                                PERIOD FROM
                          MAY 17, 1994                               MAY 17, 1994
                            (DATE OF                                   (DATE OF
                           INCEPTION)                                 INCEPTION)
                               TO       YEARS ENDED DECEMBER 31,          TO
                          DECEMBER 31, ----------------------------  DECEMBER 31,
                              1994       1995      1996      1997        1997
                          ------------ --------  --------  --------  ------------
STATEMENTS OF OPERATIONS
 DATA:
Costs and expenses:
 Research and
  development...........     $ 707     $  3,307  $  5,399  $  6,394    $ 15,807
 General and
  administrative........       141          625     1,047     2,057       3,870
                             -----     --------  --------  --------    --------
Loss from operations....      (848)      (3,932)   (6,446)   (8,451)    (19,677)
Interest income, net....        96          280       337       475       1,188
                             -----     --------  --------  --------    --------
Net loss................     $(752)    $ (3,652) $ (6,109) $ (7,976)   $(18,489)
                             =====     ========  ========  ========    ========
Pro forma net loss per
 common share and per
 common share--assuming
 dilution(2)............                                   $  (0.92)
                                                           ========
Shares used in
 calculation of pro
 forma net loss per
 common share and per
 common share--assuming
 dilution(2)............                                      8,714
                                                           ========

                                                           DECEMBER 31, 1997
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                         -------  --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments....... $11,457     $36,325
Total assets............................................  13,141      38,009
Long-term liabilities...................................   2,325       2,325
Deficit accumulated during the development stage........ (18,489)    (18,489)
Total stockholders' equity..............................   8,463      33,331

--------
(1) Based upon the number of shares outstanding as of December 31, 1997. Excludes (i) 566,531 shares of Common Stock subject to outstanding options at a weighted average exercise price of $1.30 per share under the Company's 1994 Stock Option Plan and 403,159 shares reserved for future issuance thereunder (the "1994 Option Plan") and (ii) 33,611 shares issuable upon exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $2.20 per share. See "Management--Incentive Stock Plans" and "Description of Capital Stock--Warrants."
(2) See Note 11 of Notes to Consolidated Financial Statements for an explanation for the computation of pro forma net loss per share.
(3) Adjusted to reflect the sale of 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses and the receipt of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. The following principal factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES

  Since the Company's inception in 1994, substantially all of the Company's resources have been dedicated to research and development, and the Company has not generated any revenue from product sales. All of the Company's products are in development and will require additional clinical trials and, in some cases, additional development and preclinical testing prior to the submission of a regulatory application for commercial use. Since the Company's products are currently in development, significant product revenues will not be realized for at least several years, if ever. The Company is a development stage company and, at December 31, 1997, had an accumulated deficit of $18.5 million. The Company expects its operating losses to continue at least through 1999 as it continues to expend substantial funds for clinical trials in support of regulatory approvals, expansion of research and development activities and establishment of commercial-scale manufacturing and sales and marketing capabilities. Any commercialization of the Company's products will require substantial development, clinical, regulatory, manufacturing, sales and marketing and other expenditures. There can be no assurance that the Company's soundbridges will be successfully commercialized or that the Company will achieve significant revenues from either international or domestic sales. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. The Company's results of operations may fluctuate from quarter to quarter or year to year and will depend upon numerous factors, including action relating to regulatory matters, progress of clinical trials, the timing and scope of research and development efforts, the extent to which the Company's products gain market acceptance or achieve reasonable reimbursement levels, the timing of scale-up of manufacturing capabilities, the timing of expansion of sales and marketing activities and competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED CLINICAL TESTING EXPERIENCE

  The Company has conducted only limited clinical trials of its Vibrant and Vibrant P soundbridges. The Company has received approval of an IDE to conduct a clinical trial of the Vibrant and Vibrant P soundbridges, and the Vibrant soundbridge has been the subject of limited clinical testing in the United States. The Vibrant and the Vibrant P soundbridges have both been the subject of limited clinical testing in Europe. None of the Company's other soundbridges under development have been tested in human clinical trials. The Company's soundbridges will require additional development, clinical trials and regulatory approval prior to commercialization. The results from preclinical studies and early clinical trials may not be indicative of results obtained in later clinical trials, and there can be no assurance that clinical trials conducted by the Company will demonstrate sufficient safety and efficacy to obtain requisite approvals.

  The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment or adverse events occurring during clinical trials. Completion of preclinical and clinical activities may take several years, and the length of time for completion of the required studies is unpredictable. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. No assurance can be given that any of the Company's clinical trials will be successfully completed on a timely basis, or at all, that additional clinical trials will be allowed by the FDA or other regulatory authorities or that such clinical trials will commence as planned.

  The Company has submitted clinical data on 28 patients to the Company's Notified Body, a certification body authorized to test and certify medical devices for sale in the EU, to demonstrate the safety and performance of the Vibrant and Vibrant P soundbridges. As of January 5, 1998, 43 patients in the European clinical trial have been implanted with the Company's soundbridges, of whom 39 have had the Audio Processor fitted and the soundbridge's performance evaluated. There can be no assurance that such data will be accepted by the Company's Notified Body, or that the Notified Body will not require the Company to obtain additional data from additional clinical trials involving more patients in order to demonstrate the safety and performance of the Vibrant and Vibrant P soundbridges. If the Notified Body requires the Company to submit additional data, the timing of regulatory approval and commercialization of the Company's products in Europe could be delayed. See "Business--Government Regulation."

RELIANCE ON FMT TECHNOLOGY

  The Company has concentrated its efforts primarily on the development, implementation and acceptance of the FMT, the patented core direct drive technology upon which all of the Company's soundbridges are based, and will be dependent upon the successful development of its soundbridges to generate revenues. The Company's soundbridges employ a direct drive approach to the management of hearing impairment, which is a novel development. There can be no assurance that the Company's soundbridges, based on the Company's FMT technology, will prove to be safe and effective, or that if proven safe and effective, can be manufactured at reasonable cost or successfully commercialized. See "Business--Products Under Development."

NO ASSURANCE OF PRODUCT APPROVAL; GOVERNMENT REGULATION

  The research, preclinical and clinical activities, manufacturing, labeling, distribution, sale, marketing, advertising and promotion of the Company's proposed products are subject to extensive and rigorous government regulation in the United States and certain other countries. In the United States and certain other countries, the process of obtaining and maintaining required regulatory clearances or approvals is lengthy, expensive and uncertain. The Company's future success will be significantly dependent upon commercial sales of its products under development. The Company will also not be able to market such products domestically or overseas until it meets the safety and quality regulations of each jurisdiction in which the Company, its agents or distributors seek to sell such products. Noncompliance with applicable FDA requirements can result in administrative sanctions or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, or total or partial suspension of production. In addition, noncompliance may result in the FDA's refusal to approve pending applications for marketing approval or clearance or supplements to approved marketing approvals, or in the withdrawal of marketing approval.

  Before the Company's products can be commercialized in the United States, the Company must submit, in a premarket approval ("PMA") application, extensive data on preclinical studies and clinical trials, device design, manufacturing, labeling, promotion and advertising, as well as other aspects of the product. In addition, the Company must submit clinical data gathered in trials conducted under an IDE demonstrating to the satisfaction of the FDA that the product is safe and effective for its labeling claims, and obtain marketing approval from the FDA. Phase I of the IDE study has been completed. Phase I was limited to two sites and five subjects and was intended to test the safety and provide preliminary evidence of the effectiveness of the device and the surgical procedure used to implant the device. On November 14, 1997, the Company filed an IDE supplement summarizing the Phase I results, finalizing the study protocol and labeling claims, providing technical information regarding the Vibrant P soundbridge, and requested permission to proceed to the pivotal study. On December 11, 1997, the FDA approved the multi-center pivotal study in 55 subjects at up to 12 sites with the second generation Vibrant P soundbridge. There can be no assurance that the Company's clinical trial effort will progress as expected, will not be delayed or that such effort will lead to the successful development of any product. No assurance can be given that any of the Company's clinical trials will continue to be allowed by the FDA or other regulatory agencies.

  Any delays in the Company's clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations. Success in preclinical studies or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Further, there can be no assurance that if such testing of products under development is completed, any such devices will be accepted for formal review by the FDA or approved by the FDA for marketing in the United States.

  Subsequent to the receipt of an FDA approval, the Company will continue to be regulated by the FDA with regard to the reporting of adverse events related to its products, and ongoing Quality System regulation ("QS regulation") compliance (which includes elaborate testing, control, documentation and other quality assurance procedures). The Company's manufacturing facility must be registered with the FDA and the California Food and Drug Branch and will be subject to periodic inspections by the FDA and by the California Food and Drug Branch. The timing and requirements of obtaining approval for sale in foreign countries may differ from that required for FDA approval. In addition, there may be foreign regulatory barriers other than pre-market approval.

  The EU consists of 15 countries encompassing most of the major countries in Europe. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directives prescribing the laws and regulations pertaining to medical devices in the EU are the Medical Devices Directive, 93/42/EEC ("MDD") and the Active Implantable Medical Devices Directive, 90/385/EEC ("AIMDD"). In the EU, the Company's soundbridges will be regulated as active implantables and therefore be governed by the AIMDD. Certain other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices.

  The Company's facilities have been inspected by the Notified Body and its quality system has been certified by the Notified Body as being in compliance with the required standards. The Company has submitted the technical, preclinical and clinical data that it believes will be necessary, together with the previously obtained certifications, to satisfy the applicable regulatory requirements for commercial sales in the EU. The Company has submitted clinical data to its Notified Body on 28 patients to demonstrate the safety and performance of the Vibrant and Vibrant P soundbridges. As of January 5, 1998, a total of 43 patients in the European clinical trial have been implanted (19 with the Vibrant and 24 with the Vibrant P soundbridge) of whom 39 have had the Audio Processor fitted and the soundbridge's performance evaluated. There can be no assurance that such data will be accepted by the Company's Notified Body, or that the Notified Body will not require the Company to obtain additional data from additional clinical trials involving more patients in order to demonstrate the safety and performance of the Vibrant soundbridge and the Vibrant P soundbridge. If the Notified Body requires the Company to submit additional data, the timing of regulatory approval and commercialization of the Company's products in Europe could be delayed.

  Once a manufacturer has satisfactorily completed the regulatory compliance tasks required by the directives and received favorable determinations by the Notified Body, it is eligible to place the CE mark on its products. Manufacturers are subject to ongoing regulation under the AIMDD. The quality system will be subject to periodic audit and recertification, and serious adverse events must be reported to the authorities in the country where the incident takes place. If such incidents occur, the manufacturer may have to take remedial action, including withdrawal of the product from the EU market. See "Business--Products Under Development" and "--Government Regulation."

NO ASSURANCE OF MARKET ACCEPTANCE

  The market acceptance of the Company's soundbridges will depend upon their acceptance by the medical community and patients as clinically useful, reliable and cost-effective compared to other devices. Clinical acceptance will depend on numerous factors, including the establishment of the safety and the effectiveness of the soundbridge's ability to drive the ossicles directly and improve hearing over currently available hearing aids. Clinical acceptance will also depend on the receipt of regulatory approvals in the United States and internationally and the Company's ability to adequately train ear surgeons on the techniques for implanting the Company's soundbridges. In addition, there can be no assurance that the Company's soundbridges will be preferable alternatives to existing devices, some of which, such as the acoustic hearing aid, do not require surgery, or that the Company's soundbridges will not be rendered obsolete or noncompetitive by products under development by other companies. Patient acceptance of the Company's soundbridges will depend in part upon physician and surgeon recommendations as well as other factors, including the effectiveness, safety, reliability and invasiveness of the procedure as compared to established approaches. Even if the Company's soundbridges are adopted by the medical community, a significant market may not develop for the Company's products unless acceptable reimbursement from health care payors is available. There can be no assurance that the Company's soundbridges under development will be accepted by the medical community or consumers or that market demand for such products will be sufficient to allow the Company to achieve profitable operations. Failure of the Company's soundbridges, for whatever reason, to achieve significant adoption by the medical community or consumers or failure of the Company's products to achieve any significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation" and "--Third-Party Reimbursement."

HIGHLY COMPETITIVE MARKET; RISK OF COMPETING HEARING DEVICES

  The medical device industry is subject to intense competition in the United States and abroad. The Company believes its products will compete primarily with the traditional approaches to managing hearing impairment, principally hearing aids. Principal manufacturers of acoustic hearing aids include Siemens Hearing Instruments, Inc., Philips Medical Systems North America Co., Starkey Laboratories Inc., Beltone Electronics Corp., Dahlberg Inc., ReSound Corp., Oticon, Inc., Widex Hearing Aid Co., Inc. and Phonak Inc. There can be no assurance that the Company's soundbridges will be able to successfully compete with established hearing aid products. In addition, there can be no assurance that these potential competitors will not succeed in developing technologies and products in the future that are more effective, less expensive than those being developed by the Company or that do not require surgery. The Company is aware of several university research groups and development-stage companies that have active research or development programs related to direct drive sensorineural hearing devices. In addition, some large medical device companies, some of which are currently marketing implantable medical devices, may develop programs in hearing management. Certain of these companies have substantially greater financial, technical, manufacturing, marketing and other resources than the Company. In addition, there can be no assurance that certain of the Company's competitors will not develop technologies and products that may be more effective in managing hearing impairment than the Company's products or that render the Company's products obsolete. See "Business--Competition."

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK; DEPENDENCE ON KEY SUPPLIERS

  The Company currently manufactures its products in limited quantities for laboratory testing and for its United States and European clinical trials. The manufacture of the Vibrant soundbridge is a complex operation involving a number of separate processes, components and assemblies. Each device is assembled and individually tested by the Company. The manufacturing process consists primarily of assembly of internally manufactured and purchased components and subassemblies, and certain processes are performed in an environmentally controlled area. After completion of the manufacturing and testing processes, implantable devices are sterilized by a sub-contracted supplier. The Company has no experience manufacturing its products in the volumes or with the yields that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that the Company can establish high-volume manufacturing capacity or, if established, that the Company will be able to manufacture its products in high volumes with commercially acceptable yields. If the Company receives regulatory approval to commercialize its products, it will need to expend significant capital resources and develop manufacturing expertise to establish large-scale manufacturing capabilities. The Company intends to expand its manufacturing capacity into a new facility in the first quarter of 1998, before it commences large-scale commercial manufacturing activities. Furthermore, prior to approval of a PMA, the Company's facilities, procedures and practices will be subject to a pre-approval inspection by the FDA. The Company's inability to successfully manufacture its products in a timely manner or at a reasonable cost could have a material adverse effect on the Company's business, financial condition and results of operations.

  Raw materials, components and subassemblies for the Company's soundbridges are purchased from various qualified suppliers. A number of components and subassemblies, such as silicone, control electronics and implant packaging are provided by single source suppliers. One component, the signal processing microcircuit, is provided by a sole source supplier, Gennum Corporation. None of the Company's vendors is contractually obligated to continue to supply the Company nor is the Company contractually obligated to buy from a particular vendor. For certain of these components and subassemblies, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components and subassemblies could not be accomplished quickly. In addition, if the Company wishes to significantly modify its manufacturing processes or change the supplier of a critical component, additional approvals will be required from the FDA before the change can be implemented. Because of the long lead time for some components and subassemblies that are currently available from a single source, a supplier's inability or failure to supply such components or subassemblies in a timely manner or the Company's decision to change its suppliers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY

  In the United States, the Company holds three issued patents and 11 pending patent applications. Additionally, the Company has ten pending foreign patent applications. These patents and patent applications generally cover the invention and application of the FMT as well as the specific application of the FMT and other concepts in the field of hearing impairment. In addition, the Company has licensed, on a royalty-free basis, a United States patent covering the magnetic attachment of an external audio processor to an implanted receiver. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing or violating the proprietary rights of others.

  The patent positions and trade secret provisions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from pending applications or from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to file patent applications for such inventions.

  In addition, there can be no assurance that competitors, many of which have substantial resources, will not seek to apply for and obtain patents that will prevent, limit or interfere with the

Company's ability to make, use or sell its products either in the United States or in international markets. Although the Company has conducted searches of patents issued to other companies, research or academic institutions or others, there can be no assurance that such patents do not exist, have not been filed or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. Patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. In addition, patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. There may be pending applications, which if issued with claims in their present form, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company. The Company may be required to obtain licenses to patents or proprietary rights of others. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity.

  The Company also relies upon trade secrets and other unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. The Company's policy is to require each of its employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

  Recently Public Law 104-208 was signed into law in the United States and limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities who practice these procedures from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on the Company's ability to enforce any of its proprietary methods or procedures deemed to be surgical or medical procedures. In certain other countries outside the United States, patent coverage relating to the performance of surgical or medical procedures is not available. Therefore, patent coverage in such countries will be limited to the FMT or to narrower aspects of the FMT.

  The medical device industry in general has been characterized by substantial litigation. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive to respond to and could distract the Company's technical and management personnel. The Company may become involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement or in obtaining licenses on terms acceptable to the Company, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure by the Company to redesign its products or processes or to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has not been involved in any litigation to date, in the future, costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. See "Business--Patents and Proprietary Technology."

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company will expend substantial funds in the future for research and development, preclinical and clinical testing, capital expenditures and the manufacturing, marketing and sale of its products. The timing and amount of spending of such capital resources cannot be accurately predicted and will depend upon several factors, including the progress of its research and development efforts and preclinical and clinical activities, competing technological and market developments, the time and costs of obtaining regulatory approvals, the time and costs involved in filing, prosecuting and enforcing patent claims, the progress and cost of commercialization of products currently under development, market acceptance and demand for the Company's products if approved for marketing and other factors not within the Company's control. While the Company believes that the net proceeds of this offering, together with its existing capital resources and projected interest income, will be sufficient to fund its operations and its capital investments for at least the next 18 months, there can be no assurance that the Company will not require additional financing prior to that time. There can be no assurance that such additional financing will be available on a timely basis on terms acceptable to the Company, or at all, or that such financing will not be dilutive to stockholders. If adequate funds are not available, the Company could be required to delay development or commercialization of certain of its products, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize for itself, or to reduce the marketing, customer support or other resources devoted to certain of its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

LACK OF SALES, MARKETING AND DISTRIBUTION EXPERIENCE

  The Company will have to establish an effective internal sales and marketing organization prior to commercial introduction of its products. The Company is in the process of establishing a sales and marketing organization in Europe. An office has been established in Basel, Switzerland, where the Company's Director of European Sales and Marketing and European Clinical Manager are based. The Company has recruited sales personnel to provide direct sales coverage in Germany, France and the United Kingdom, who will commence their employment during the first quarter of 1998. In other international markets, including Japan, the Company will seek to establish a network of distributors. By the end of the first quarter of 1998, the Company intends to establish distributors in Italy, Spain and the Benelux countries. There can be no assurance that the Company will be able to build a direct sales force or marketing organization in any country, that establishing a direct sales force or marketing organization will be cost-effective or that the Company's sales and marketing efforts will be successful. In addition, the Company has had discussions with only a limited number of potential international distributors and has not yet entered into any agreements with distributors. There can be no assurance that the Company will be able to enter into agreements with qualified distributors on a timely basis on terms acceptable to the Company, or at all, or that such distributors will devote adequate resources to selling the Company's products. Failure to establish a direct sales force domestically and in select international markets, and to enter into successful distribution relationships, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Marketing and Training."

UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT

  The Company believes that its products will generally be purchased by hospitals and clinics upon the recommendation of a surgeon. In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third-party payors, to reimburse all or part of the cost of the procedure in which the medical device is being used. Such third-party payors have become increasingly sensitive to cost containment in recent years and place a high degree of scrutiny on coverage and payment decisions for new technologies and procedures.

  Hearing aids, which are the subject of 510(k) clearance and do not involve surgery, are generally not reimbursed, although a modest reimbursement is provided under certain insurance plans. Traditionally, hearing aid users have paid for these devices directly. There can be no assurance that the Company will be able to demonstrate improvement in quality of life or that reimbursement will ever be available for the Company's products. During clinical trials, the Company does not anticipate that there will be any reimbursement for the Vibrant soundbridge implant or procedure.

  Certain third-party payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these third-party payors may be independent of the hospital's cost incurred for the specific case and the specific devices used. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Because the Company's products are currently under development and have not received FDA clearance or approval, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's soundbridges. Failure by physicians, hospitals and other potential users of the Company's soundbridges to obtain sufficient reimbursement from third-party payors for the procedures in which the Company's soundbridges are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operations.

  Third-party payors that do not use prospectively fixed payments increasingly use other cost-containment processes or require various outcomes data that may pose administrative hurdles to the use of the Company's soundbridges. In addition, third-party payors may deny reimbursement if they determine that the device used in a procedure is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers must determine that the clinical benefits of the Company's products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

  If the Company obtains the necessary foreign regulatory approvals, market acceptance of the Company's products and products currently under development in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought. See "Business--Third-Party Reimbursement."

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success depends in significant part upon the continued service of certain key scientific, technical and management personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key scientific, technical and managerial personnel or that it can attract, assimilate or retain other highly qualified scientific, technical and managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company has not entered into employment agreements with any of its key personnel. The Company is the beneficiary under a $1.0 million key man insurance policy on Harry S. Robbins, its President and Chief Executive Officer.

PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE

  The manufacture, sale and implantation of the Company's products involve the risk of product liability claims. The Company currently has limited product liability insurance. There can be no assurance that such insurance will be available on commercially reasonable terms or that the coverage limits will be adequate. The Company intends to evaluate its coverage on a regular basis and in connection with the introduction of products currently under development. Such insurance is expensive and may not be available on acceptable terms, in sufficient amount of coverage or at all. A successful claim brought against the Company in excess of its insurance coverage would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability."

CONTROL BY EXISTING STOCKHOLDERS

  After the completion of this offering, current stockholders, including certain executive officers and directors of the Company and their affiliates, will own approximately 81.4% of the outstanding Common Stock (assuming the exercise of all outstanding options and warrants). As a result, these stockholders will, to the extent they act together, continue to have the ability to exert significant influence and control over matters requiring the approval of the Company's stockholders, including the election of a majority of the Company's Board of Directors. See "Principal Stockholders."

POTENTIAL ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

  Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could materially and adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this offering, the Company will have 11,766,742 shares of Common Stock outstanding (assuming no exercise of options after December 31, 1997), of which the 2,300,000 shares offered hereby will be freely tradeable (unless held by affiliates of the Company) without restriction. The remaining 9,466,742 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and its directors, executive officers and all other holders of such restricted securities, have entered into lock-up agreements with the Company or Cowen & Company (the "Lock-up Agreements") under which they have agreed not to offer, sell, contract to sell, grant any options to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or options to acquire shares of Common Stock, or securities exchangeable or convertible into shares of Common Stock, owned by them for a period of 180 days following the day on which the Registration Statement becomes effective without the prior written consent of Cowen & Company or the Company, as the case may be except that, without such consent, the Company may issue Common Stock and grant options pursuant to the 1994 Option Plan and issue Common Stock pursuant to the exercise of outstanding warrants and the current stockholders of the Company who are not executive officers or directors of the Company may sell Common Stock acquired in the offering or in the open market. The Company has agreed not to release any stockholders from the terms of the Lock-up Agreements with the Company. Cowen & Company may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such Lock-up Agreements. As a result of the Lock-up Agreements and the provisions of Rules 144 and 701 promulgated under the Securities Act, upon consummation of this offering, such restricted securities will be available for public resale in the public market as follows: (i) no shares will be available for immediate sale on the date of this Prospectus and (ii) approximately 9,778,368 shares will be available for public resale 180 days after the date of this Prospectus, upon expiration of the Lock-up Agreements (including approximately 311,615 shares subject to outstanding vested options and outstanding warrants), subject in some cases to volume limitations pursuant to Rule 144. In addition, 6,715,689 of the shares outstanding immediately following the completion of this offering (including up to 33,611 shares of Common Stock issuable upon exercise of certain outstanding warrants) will be entitled to registration rights with respect to such shares upon termination of the Lock-up Agreements. The number of shares sold in the public market could increase if such registration rights are exercised and such sales may have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK

  Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock is determined by negotiations between the Company and the Underwriters. As such, the initial public offering price is not necessarily related to the Company's net worth or any other established criteria of value and may not bear any relationship to the market price of the Common Stock following the completion of the offering. The market prices for securities of medical device companies have historically been highly volatile. Announcements of technological innovations or new products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products under development by the Company or others, regulatory developments in both the United States and foreign countries and public concern as to the safety of new technologies, changes in financial estimates by securities analysts or failure of the Company to meet such estimates and other factors may have a significant impact on the market price of the Common Stock. In addition, the Company believes that fluctuations in its operating results may cause the market price of its Common Stock to fluctuate, perhaps substantially. See "Underwriting."

DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of shares of Common Stock offered hereby will experience an immediate dilution of $9.17 in the pro forma net tangible book value per share of their Common Stock from the assumed initial public offering price of $12.00 per share. The Company has never paid dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy" and "Dilution."

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER, BYLAWS AND CONTRACTUAL PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions eliminate the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The existence of a classified Board of Directors, the inability of stockholders to act by written consent without a meeting, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, the Company has granted one of its existing stockholders, Johnson & Johnson Development Corporation ("JJDC"), first negotiation rights with regard to certain proposed transactions, which may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. See "Certain Transactions" and "Description of Capital Stock."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Symphonix to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: uncertainties related to the early stage of the Company's development; limited clinical testing experience; uncertainties related to the reliance on the Company's FMT technology; existing government regulations and changes in, or the failure to comply with, government regulations; the Company's limited manufacturing experience, the risk associated with manufacturing scale-up, and the Company's dependence on key suppliers; uncertainty of market acceptance; history of operating losses and expectations of future losses; the highly competitive market and the risk of competing hearing management approaches; dependence on patents and proprietary technology and uncertainty of patent protection; future capital needs and uncertainty of additional funding; dependence on key personnel; the Company's lack of sales, marketing and distribution experience and reliance on third parties to perform such functions; uncertain availability of third-party reimbursement and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Symphonix disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 2,300,000 shares of Common Stock offered hereby are estimated to be approximately $24,868,000 ($28,718,200 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company anticipates that it will use approximately $10.0 million of the net proceeds of this offering to fund the Company's research and development efforts, including clinical trials, approximately $3.0 million to develop a sales and marketing organization and initiate commercial sales of its products, when and if approved for marketing by regulatory authorities, and approximately $1.0 million for making leasehold improvements and other capital expenditures. The Company will use the remaining net proceeds for working capital and general corporate purposes. Although the Company believes the proceeds of this offering, together with its existing resources and projected interest income will be adequate to fund its operations and its capital investments for at least the next 18 months, the timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend upon several factors, including the timing and cost of obtaining regulatory approvals, progress of its research and development efforts and preclinical and clinical activities, competing technological and market developments, commercialization of products currently under development, and market acceptance and demand for the Company's products if approved for marketing. The Company's management will retain broad discretion in the allocation of a substantial portion of the net proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Business--Facilities."

  Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends on its capital stock. The Company currently expects to retain its future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Additionally, under the Company's line of credit agreement, the Company is prohibited from paying cash dividends without the bank's prior approval.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997, (i) on an actual basis, (ii) on a pro forma basis after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of the offering made hereby and the restatement of the Company's Certificate of Incorporation to provide for authorized capital stock consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock, and (iii) as adjusted to reflect the application of the estimated net proceeds from the sale of 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share:

                                                       DECEMBER 31, 1997
                                                   ----------------------------
                                                               PRO        AS
                                                    ACTUAL    FORMA    ADJUSTED
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Capital lease obligation, less current
 portion(1)......................................  $    325  $    325  $    325
Bank borrowings(2)...............................     2,000     2,000     2,000
                                                   --------  --------  --------
Stockholders' equity:
  Preferred Stock; $0.001 par value; 9,750,000
   shares authorized; 9,194,631 shares issued and
   outstanding, actual; 5,000,000 shares
   authorized, none issued and outstanding, pro
   forma and as adjusted.........................         9       --        --
  Common Stock; $0.001 par value; 20,000,000
   shares authorized; 2,784,664 shares issued and
   outstanding, actual; 50,000,000 shares
   authorized, 9,466,742 shares issued and
   outstanding, pro forma; 50,000,000 shares
   authorized, 11,766,742 shares issued and
   outstanding, as adjusted(3)...................         3        10        12
Notes receivable from stockholders...............      (499)     (499)     (499)
Deferred compensation............................    (2,034)   (2,034)   (2,034)
Unrealized losses on short-term investments......        (1)       (1)      (1)
Additional paid-in capital.......................    29,473    29,475    54,341
Cumulative translation adjustments...............         1         1         1
Deficit accumulated during the development stage.   (18,489)  (18,489)  (18,489)
                                                   --------  --------  --------
    Total stockholders' equity...................     8,463     8,463    33,331
                                                   --------  --------  --------
    Total capitalization.........................  $ 10,788  $ 10,788  $ 35,656
                                                   ========  ========  ========

--------
(1) See Note 5 of Notes to Consolidated Financial Statements.

(2) See Note 6 of Notes to Consolidated Financial Statements.

(3) Based upon shares outstanding as of December 31, 1997. Excludes (i) 566,531 shares issuable upon exercise of options outstanding at a weighted average exercise price of $1.30 per share under the 1994 Option Plan and 403,159 shares reserved for future issuance thereunder and (ii) 33,611 shares issuable upon exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $2.20 per share. See "Management--Incentive Stock Plans" and "Description of Capital Stock-- Warrants."

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997 was $8.5 million or $0.89 per share of Common Stock. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the pro forma number of outstanding shares of Common Stock (after giving effect to the conversion of the Preferred Stock into Common Stock). Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect to the sale of 2,300,000 shares in this offering at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $33.3 million or $2.83 per share. This represents an immediate increase of pro forma net tangible book value of $1.94 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $9.17 per share to new investors purchasing shares of Common Stock in this offering, as illustrated in the following table:

   Assumed initial public offering price per share................        $12.00
     Pro forma net tangible book value per share before the
      offering....................................................  $0.89
     Increase attributable to new investors.......................   1.94
                                                                    -----
   Pro forma net tangible book value per share after the offering.          2.83
                                                                          ------
   Dilution per share to new investors............................        $ 9.17
                                                                          ======

  The following table summarizes, on a pro forma basis as of December 31, 1997, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders......  9,466,742   80.5% $27,389,883   49.8%    $ 2.89
New investors..............  2,300,000   19.5   27,600,000   50.2%     12.00
                            ----------  -----  -----------  -----
  Total.................... 11,766,742  100.0% $54,989,883  100.0%
                            ==========  =====  ===========  =====

  The computations in the above tables assume (i) no exercise of outstanding stock options or warrants and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. As of December 31, 1997, there were options outstanding to purchase up to 566,531 shares of Common Stock at a weighted average exercise price of $1.30 per share under the 1994 Option Plan and warrants outstanding to purchase up to 33,611 shares of Common Stock at a weighted average exercise price of $2.20 per share. To the extent outstanding options are exercised or warrants are further exercised, there will be further dilution to new investors. See "Management--Incentive Stock Plans," "Description of Capital Stock--Warrants" and "Underwriting."

                         SELECTED FINANCIAL INFORMATION

  The following selected financial data is qualified in its entirety by and should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the period from May 17, 1994 (date of inception) to December 31, 1994 and for the years ended December 31, 1995, 1996 and 1997, and the balance sheet data as of December 31, 1996 and 1997 are derived from audited financial statements included elsewhere in this Prospectus. The balance sheet data at December 31, 1994 and 1995 is derived from financial statements that have been audited by Coopers & Lybrand L.L.P. that are not included in this Prospectus.

                           PERIOD FROM                              PERIOD FROM
                          MAY 17, 1994                             MAY 17, 1994
                            (DATE OF          YEARS ENDED            (DATE OF
                          INCEPTION) TO      DECEMBER 31,          INCEPTION) TO
                          DECEMBER 31,  -------------------------  DECEMBER 31,
                              1994       1995     1996     1997        1997
                          ------------- -------  -------  -------  -------------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Costs and expenses:
 Research and
  development...........      $ 707     $ 3,307  $ 5,399  $ 6,394    $ 15,807
 General and
  administrative........        141         625    1,047    2,057       3,870
                              -----     -------  -------  -------    --------
Loss from operations....       (848)     (3,932)  (6,446)  (8,451)    (19,677)
Interest income, net....         96         280      337      475       1,188
                              -----     -------  -------  -------    --------
Net loss................      $(752)    $(3,652) $(6,109) $(7,976)   $(18,489)
                              =====     =======  =======  =======    ========
Pro forma net loss per
 common share and per
 common share--assuming
 dilution(1)............                                  $ (0.92)
                                                          =======
Shares used in
 calculation of pro
 forma net loss per
 common share and per
 common share--assuming
 dilution(1)............                                    8,714
                                                          =======

                                                      DECEMBER 31,
                                              --------------------------------
                                               1994    1995    1996     1997
                                              ------  ------  -------  -------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments................................. $4,552  $6,803  $11,110  $11,457
Total assets.................................  4,910   7,685   11,951   13,141
Long-term liabilities........................     99     423      596    2,325
Deficit accumulated during the development
 stage.......................................   (752) (4,404) (10,513) (18,489)
Total stockholders' equity...................  4,568   6,593   10,238    8,463

--------
(1) See Note 11 of Notes to Consolidated Financial Statements for an explanation of the computation of pro forma net loss per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Since its inception in May 1994, Symphonix has been a development stage company. The Company is developing a family of proprietary semi-implantable and implantable soundbridges for the management of moderate to severe hearing impairment. The Company's family of Vibrant soundbridges are based on its patented core FMT technology. The Company has not generated any revenue from sales of products and as of December 31, 1997, had an accumulated deficit of $18.5 million. To date, the Company's principal sources of funding have been private equity financings, equipment leases and bank borrowings.

  In September 1996, the Company initiated clinical trials of the Vibrant soundbridge in both the United States and Europe, and in July 1997, the Company initiated clinical trials of the Vibrant P soundbridge in Europe. The Company will be required to conduct further research, development, testing and regulatory activities. The costs of these activities, together with the costs of establishing commercial-scale manufacturing and sales and marketing capabilities, and general and administrative expenses, are expected to result in substantial losses through at least 1999.

RESULTS OF OPERATIONS

  Research and Development Expenses. Research and development expenses were $707,000 in the period ended December 31, 1994, and $3.3 million, $5.4 million and $6.4 million in the years ended December 31, 1995, 1996 and 1997, respectively. Research and development expenses consist primarily of personnel costs, professional services, materials, supplies and equipment in support of product development, clinical trials, regulatory submissions and patent applications. Expenses increased from the period ended December 31, 1994 to the year ended December 31, 1995, due to the inclusion of a full year of expenses in 1995, and to increases in the level of staffing, professional services, and other costs as the Company established a research and development organization and initiated its product development effort. Expenses increased from 1995 to 1996 and from 1996 to 1997, due to increases in the level of staffing and increased spending on supplies, professional services and equipment as the Company increased its product development efforts, developed its clinical research and regulatory functions, initiated clinical trials of its products and established a pilot manufacturing capability.

  General and Administrative Expenses. General and administrative expenses were $141,000 in the period ended December 31, 1994, and $625,000, $1.0 million and $2.1 million in the years ended December 31, 1995, 1996 and 1997, respectively. General and administrative expenses consist primarily of personnel costs and professional services. Expenses increased from the period ended December 31, 1994 to the year ended December 31, 1995, due to the inclusion of a full year of expenses in 1995, and to increases in the level of staffing as the Company increased its product development activities. Expenses increased from 1995 to 1996 and from 1996 to 1997, due to further increases in the level of staffing and spending on professional services.

  Deferred compensation of $2.2 million was recorded in 1997, representing the difference between the exercise prices of certain options granted and the deemed fair value of the Company's Common Stock on the grant dates. Deferred compensation expense of $177,000 attributed to such options was amortized during the year ended December 31, 1997. The remaining deferred compensation will be amortized over the vesting period of the options (generally four years).

  Interest Income, Net. Interest income, net was $96,000 in the period ended December 31, 1994, and $280,000, $337,000 and $475,000 in the years ended
December 31, 1995, 1996 and 1997, respectively. The increases in interest income over these periods were primarily due to the Company's increasing average cash and short-term investment balances, which have been the result of the timing of the Company's private equity financings.

  Income Taxes. As a result of the net losses incurred, the Company has not incurred any income tax obligations. At December 31, 1997, the Company had net operating loss carryforwards of $13.2 million for federal and $13.1 million for state income tax purposes, which will expire at various dates through 2012 if not utilized. The principal differences between losses for financial and tax reporting purposes are the result of the capitalization of research and development and start-up expenses for tax purposes. United States and state tax laws contain provisions that may limit the net operating loss carryforwards that can be used in any given year, should certain changes in the beneficial ownership of the Company's shares occur. Such events could limit the future utilization of the Company's net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations and its capital investments from the private sale of equity securities, totaling $26.7 million, from equipment lease financing totaling $1.3 million and from bank borrowings totaling $2.0 million. At December 31, 1997, the Company had
$9.6 million in working capital, and its primary source of liquidity was $11.5 million in cash, cash equivalents and short-term investments.

  Capital expenditures, primarily related to the Company's research and development and manufacturing activities, were $294,000 in the period ended December 31, 1994, and $691,000, $409,000 and $898,000 in the years ended
December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, the Company did not have any material commitments for capital expenditures, except as set forth below.

  In October 1997, the Company entered into a five-year lease commencing in January 1998 for a new facility (see Note 7 of Notes to Consolidated Financial Statements). The Company anticipates that it will incur capital expenditures of approximately $1.0 million for leasehold improvements with respect to this facility. Through December 31, 1997, approximately $350,000 has been incurred and the balance is expected to be incurred in the first quarter of 1998.

  The Company has a loan agreement with a bank providing for borrowings of up to $2.0 million and for the issuance of letters of credit up to $250,000. At December 31, 1997 the Company had borrowings of $2.0 million and an outstanding letter of credit in the amount of $243,680 under the loan agreement (see Note 6 of Notes to Consolidated Financial Statements).

  Cash used in operating activities was $519,000 in the period ended December 31, 1994 and $3.1 million, $5.4 million and $6.5 million in the years ended December 31, 1995, 1996 and 1997, respectively. The increases in cash used in operating activities over these periods reflect the increased net losses incurred, primarily as a result of higher research and development expenses.

  The Company will expend substantial funds in the future for research and development, preclinical and clinical testing, capital expenditures and the manufacturing, marketing and sale of its products. The timing and amount of spending of such capital resources cannot be accurately predicted and will depend upon several factors, including the progress of its research and development efforts and preclinical and clinical activities, competing technological and market developments, the time and costs of obtaining regulatory approvals, the time and costs involved in filing, prosecuting and enforcing patent claims, the progress and cost of commercialization of products currently under development, market acceptance and demand for the Company's products if approved for marketing and other factors not within the Company's control. While the Company believes that the net proceeds of this offering, together with its existing capital resources and projected interest income, will be sufficient to fund its operations and its capital investments for at least the next 18 months, there can be no assurance that the Company will not require additional financing prior to that time. There can be no assurance that such additional financing will be available on a timely basis on terms acceptable to the Company, or at all, or that such financing will not be dilutive to stockholders. If adequate funds are not available, the Company could be required to delay development or commercialization of certain of its products, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize for itself, or to reduce the marketing, customer support or other resources devoted to certain of its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," and elsewhere in this Prospectus.

OVERVIEW

  Symphonix is a developer of proprietary semi-implantable and implantable products, or soundbridges, for the management of moderate to severe hearing impairment. In 1994, mild to severe hearing impairment affected approximately 26 million people in the United States, or 10% of the population, of whom approximately 17 million people were classified as moderately or severely hearing impaired. The Company believes that its family of Vibrant soundbridges, designed to overcome the inherent limitations of traditional hearing devices, represent a novel approach in the management of hearing impairment. The Company's initial product under development, the Vibrant soundbridge, is a semi-implantable device which mechanically drives the three small bones of the middle ear to overcome the user's hearing impairment. The Company's second generation product, the Vibrant P soundbridge, provides a greater degree of customization to address the specific needs of a particular user's hearing loss and expands the types of hearing loss that can be managed by the Company's products. In September 1996, the Company initiated clinical trials of the Vibrant soundbridge in both the United States and Europe, and in July 1997 the Company initiated clinical trials of the Vibrant P soundbridge in Europe. As of January 5, 1998, 48 patients have been implanted with the Company's soundbridges, of whom 44 have had the Audio Processor fitted and the soundbridge's performance evaluated.

THE HEARING IMPAIRMENT MARKET

 Background

  The human ear consists of three regions: the outer ear, the middle ear and the inner ear. The outer ear consists of the external auricle and the ear canal. The ear canal is a passageway through which sound waves reach the middle ear. The outer ear is separated from the middle ear by the tympanic membrane, commonly referred to as the eardrum. The middle ear is a chamber that contains three tiny bones, the malleus, the incus, and the stapes, that together are known as the ossicles. The ossicles form a chain from the tympanic membrane to the inner ear. The inner ear includes the cochlea, which is a fluid-filled structure that contains a large number of delicate sensory hair cells that are connected to the auditory nerve.

  Sound, which is a wave-like vibration of the air, enters the ear canal and is slightly amplified by the natural resonant characteristics of the ear canal. These sound waves cause vibration of the tympanic membrane and are amplified and transmitted to the fluid filling the inner ear by the motion of the ossicles. The waves created in the fluid pass through the snail-shaped cochlea and stimulate the delicate sensory hair cells. These hair cells generate electrochemical signals that are detected by the auditory nerve and are then subsequently interpreted by the brain as sound.

  The signals that are interpreted by the brain as sound are distinguished by frequency and intensity. The frequency of sound is perceived as pitch and is measured in cycles per second, or Hertz ("Hz"). The normal human ear perceives sounds in the range of 20 to 18,000 Hz, although most components of human speech are generally in the range of 400 to 4,000 Hz. A more subtle aspect of frequency is that certain letters of the alphabet are spoken at a different frequency than others. For example, certain consonants such as "m," "n" and "g" and all vowels are spoken at relatively low frequencies while other consonants and sounds such as "t," "s," "f" and "sch" are spoken at higher frequencies. Accordingly, at a given volume, certain letters may be more audible than others.

  The intensity of sound is perceived as loudness and is measured in decibels ("dB"). The lowest level of intensity at which an individual perceives sound is known as the threshold of hearing. The range in decibels from a person's threshold of hearing to the level at which the person perceives sound to be uncomfortably loud is known as the dynamic range. Both the threshold of hearing and the dynamic range vary with the frequency of sound. An individual with normal hearing can comfortably hear sounds ranging in intensity from approximately 30 dB to 100 dB.



                        [ILLUSTRATION OF EAR ANATOMY]

 Hearing Impairment

  Hearing impairment can adversely effect a person's quality of life and psychological well-being. Hearing impaired people often withdraw from discussions and other social interactions to avoid frustration and embarrassment from not being able to fully participate in and understand conversations. Difficulty in communicating effectively can lead to negative emotions and attitudes, increased stress levels, reduced self-confidence, reduced sociability and reduced effectiveness in the workplace. In addition, recent studies suggest that hearing impairment may also contribute to physiological complications, such as heart disease.

  Audiologists typically classify the hearing impaired population into four categories: mild, moderate, severe and profound. In 1994, the total hearing impaired population in the United States was approximately 26 million people, of whom approximately 17 million were classified as either moderately or severely hearing impaired.

  While the exact causes of hearing impairment are varied and unclear, hearing impairment can be characterized according to its physiological source. There are two general categories of hearing impairment, conductive and sensorineural, although sometimes a combination of the two may arise. Conductive hearing impairment results from diseases or disorders that limit the transmission of sound through the outer and/or middle ear. Conductive hearing impairment is often treated surgically with an implanted prosthesis to replace part or all of the ossicles. The Company believes that people with a conductive hearing loss represent a small portion of the total hearing impaired population.

  Sensorineural hearing impairment occurs in the inner ear and/or neural pathways and, the Company believes, accounts for the vast majority of hearing impairment. In patients with sensorineural hearing impairment, the external and middle ear function normally. The sound vibrations pass undisturbed through the eardrum and ossicles, and fluid waves are created in the cochlea. However, because some or many of the delicate sensory hair cells inside the cochlea have degenerated or been damaged, the inner ear cannot detect the full intensity and quality of the sound. Sensorineural hearing impairment typically occurs as a result of aging or exposure to loud noise over a protracted period of time.

  As people age, their level of hearing deteriorates and the dynamic range of audible frequencies is compressed, especially at the higher frequencies. While approximately 10% of the United States population is hearing impaired, based on 1994 data, this percentage increases to an average of approximately 25% for individuals over 55 years of age. The Company believes that with the growth and aging of the population, the hearing impaired population will continue to increase throughout the industrialized world. With the increasing exposure to noise in modern society, it has been observed that people may experience noise induced hearing loss from aircraft, automobiles, lawn mowers and high powered stereo equipment as well as military service and machinery within the workplace.

 Existing Therapies

  The traditional approaches to management of sensorineural hearing impairment have been the use of hearing aids and cochlear implants. Hearing aids are the most common devices used to manage mild to severe sensorineural hearing impairment. Cochlear implants have been used for the narrow segment of the sensorineural market represented by profound hearing impairment. However, both approaches have significant limitations in addressing their respective markets.

  Hearing Aids. The following table, based upon 1996 and 1997 articles in the Hearing Journal, illustrates the ownership of traditional hearing aids by the hearing impaired population in 1994. Approximately 18% of the hearing aid owners did not use their device.

         TYPE OF     HEARING IMPAIRED HEARING AID     MARKET
         HEARING        POPULATION       OWNERS   PENETRATION OF
        IMPAIRMENT      (MILLIONS)     (MILLIONS)  HEARING AIDS
    ------------------------------------------------------------
         Mild               8.0           0.3           4%
         Moderate          13.2           2.9          22%
         Severe             3.9           2.0          51%
         Profound           1.1           0.4          36%
                           ----           ---
         Total             26.2           5.6          21%

  Hearing aids are acoustic drive devices that amplify sound to increase the movement of the tympanic membrane and thereby indirectly vibrate the ossicles in an attempt to overcome the decrease in sensitivity of the delicate sensory hair cells inside the cochlea. The first electrically enhanced hearing aid was invented about a hundred years ago and consisted of a microphone, amplifier, battery and speaker. More recently, hearing aid manufacturers have increased the sophistication of sound processing, often using digital technology, to provide features such as programmability and multi-band compression, allowing different degrees of amplification at different frequencies. Hand-held programmers have also been developed to compensate for the inability of hearing aids to adequately process sound in a variety of acoustic environments. In addition, as technology has enabled greater miniaturization, less obtrusive hearing aids have become available. Although there have been continued advancements in hearing aid device technology, for optimal performance all or part of the device must fit tightly in the ear canal, which results in significant drawbacks, including the following:

  Distorted sound quality. Obstructing the ear canal with either all or part of the hearing aid creates an effect known as occlusion, where outside sounds such as music are overwhelmed by internal sounds such as breathing or talking. Because the ear canal's natural resonance is significantly altered, the resulting sound can be unnatural and highly distorted.

  Acoustic feedback. Feedback is a high pitched squeal which results when a speaker and microphone are placed in close proximity and the sound from the speaker is loud enough to be picked up by the microphone. The problem of feedback is magnified since the volume of these devices must be turned up to not only compensate for the patient's hearing impairment but to overcome the reduction in sound caused by the blockage of the ear canal by the hearing aid. In addition, as hearing aids have been manufactured in smaller configurations, the problem of feedback has become inherently greater due to the closer proximity of the speaker to the microphone.

  Poor localization. Occlusion also results in the inability to differentiate the direction of sounds, as well as the inability to adequately differentiate between background noise and more important sounds, such as conversation.

  Social stigma. Many hearing aid users and potential users perceive a strong social stigma related to wearing a hearing aid.

  Discomfort. Hearing aids have been manufactured in smaller configurations in an attempt to address the perceived social stigma associated with wearing these devices. Since a tight fitting ear piece is required for optimal performance, the smaller versions of these devices must be placed deeper in the ear canal, which can cause substantial discomfort.

  Reliability. Hearing aids require frequent maintenance, in part due to their placement in the ear canal, where ear wax can cause problems with the speaker or dampen the sound produced by the hearing aid. Hearing aids generally have to be replaced every three or four years, either because of loss, damage or obsolescence. The need for periodic replacement increases the lifetime cost of wearing a hearing aid. Traditionally, most hearing aid users have paid for these devices directly.

  As a result of these problems, the benefits perceived by hearing aid users are generally very low. An article in the 1996 Hearing Journal reported that only approximately 53% of all hearing aid users are satisfied. Reflecting this low level of user satisfaction, in 1996 hearing aid manufacturers experienced product return rates ranging from 14% to 26%. Despite the inherent limitations of hearing aids, in 1995, approximately 1.7 million hearing aids were sold in the United States, representing a retail market of approximately $1.2 billion. The United States market represents approximately 38% of the worldwide hearing aid market. The Company estimates that the worldwide retail market for hearing aids exceeded $3.0 billion in 1995.

  Cochlear Implants. Cochlear implants have been developed for people who have a profound hearing loss and are essentially deaf. The cochlear implant is inserted into the inner ear in a highly invasive and non-reversible surgery. The implant electrically stimulates the auditory nerve through an electrode array that provides audible cues to the user which are not interpreted by the brain as normal sound. Instead, these cues have to be interpreted by the user, and primarily aid in lipreading and alerting the user to very loud or dangerous sounds. Users generally require intensive and extended counseling and training following surgery to achieve any benefit. Best results are achieved with adults whose hearing loss develops later in life or with children. Cochlear implants have been controversial both because of strong resistance from portions of the deaf community and because of the irreversible nature of the surgery in which the cochlea is invaded and any residual hearing is destroyed. Accordingly, the Company does not believe that cochlear implants will achieve significant market penetration beyond their initial indication of profound hearing impairment. The Company estimates that, in 1996, the worldwide market for cochlear implants was under $100 million.

THE SYMPHONIX SOLUTION

  The Company is developing a family of proprietary semi-implantable and implantable products, or soundbridges, for the management of moderate to severe hearing impairment. The Company's family of Vibrant soundbridges is based on its patented core technology, the Floating Mass Transducer ("FMT"). The FMT is a tiny transducer that is designed to enhance hearing by precisely mimicking and amplifying the movements of the ossicles by converting sound into mechanical vibrations. While conventional approaches have indirectly driven the ossicles by amplifying sound to increase the vibrations of the tympanic membrane, the FMT is attached directly to the ossicles and enhances the natural movement of these vibratory structures. This in turn generates enhanced stimulation of the delicate sensory hair cells in the inner ear. The FMT receives electrical signals from an Audio Processor, which picks up sound from the environment and converts these sounds into electrical signals. The Audio Processor transmits the signals to an implant under the skin. As a result, the ear canal is not obstructed, the natural resonance of the ear is maintained and an amplified, natural sound quality is achieved.

  The Company's soundbridges are implanted in a two hour surgery that can be performed on an outpatient basis utilizing the techniques which are similar to those employed in routine otologic procedures. Based on preclinical studies, the Company believes that the surgical procedure can be reversed without clinically meaningful damage to the patient's residual hearing. The Company believes that its family of Vibrant soundbridges offers a number of significant benefits, including:

  Improved sound quality and speech intelligibility. By leaving the ear canal unobstructed and the natural resonance undisturbed, a more natural sound quality is obtained over a broader range of frequencies, and the user's ability to understand speech is expected to be greater.

  Elimination of acoustic feedback. Since the Vibrant soundbridge mechanically drives the ossicles, it does not generate any acoustic feedback.

  Improved sound localization. Users are able to comprehend the acoustic sound environment, identify specific sounds and their source and differentiate sounds from background noise.

  Minimized social stigma. In the semi-implantable versions of the Company's soundbridges, the only external component is located behind the ear and generally hidden by the user's hair. As a result, social stigma is minimized. The totally implantable versions of the Company's soundbridges are being designed with no external components, and aesthetic considerations would be completely eliminated.

  Improved comfort. No part of the Vibrant soundbridge is inserted in the ear canal, resulting in increased comfort for users of the Vibrant soundbridge.

  Improved reliability. Since no components of the Vibrant soundbridge will be within the ear canal, the reliability problems caused by wax and moisture are eliminated.

  Since the Company has not yet commercialized its products and since there are no comparable direct drive devices currently available commercially, the price that will be charged for the Vibrant soundbridge has not yet been determined. However, the Company anticipates that the Vibrant soundbridge will cost more than a sophisticated hearing aid (which can cost as much as $3,500), but substantially less than a cochlear implant (the cost of which ranges from approximately $17,000 to $30,000). The Company anticipates that surgical procedure utilized in implanting the Vibrant soundbridge will cost approximately $5,000 and will vary by geographic region.

STRATEGY

  The Company's objectives are to establish its family of Vibrant soundbridges as the standard of care worldwide for the management of moderate to severe hearing impairment and to establish Symphonix as the leading company in the hearing management market. The following are key elements of the Company's strategy:

  Demonstrate improved quality of life. The Company intends to promote the potential benefits of its products to the hearing impaired population in order to expand the market to include not only current dissatisfied hearing aid users but also former users who have abandoned hearing aids due to either previous dissatisfaction or perceived social stigma. The Company believes that achieving real patient benefit in the form of improved quality of life will be an important factor in differentiating its products from the traditional approaches to hearing management.

  Develop surgeon endorsement of the Company's family of soundbridges. The Company intends to position the family of Vibrant soundbridges as technologically advanced implants that address an unmet patient need and add to the products and services that surgeons can offer. The Company's strategy is to market its soundbridges initially to those specialists in otology who are currently most active in ear surgery and, thereafter, to the general population of ENT surgeons. Because the surgical procedure for implementing the Vibrant soundbridge utilizes many of the same techniques employed by surgeons trained and experienced in cochlear implant surgery, the Company believes that surgeon training will not be a significant impediment to market acceptance.

  Leverage the Company's patented core technology. The Company intends to leverage its patented core FMT technology to develop new soundbridges and enhancements to its current technology. The Company intends to continue to dedicate significant resources to research and development to further develop its technology base and to expand the market it addresses through development of a family of alternate configurations of soundbridges. The Company is developing the Vibrant P soundbridge to permit a greater degree of customization to address the specific needs of a particular patient, the Vibrant D soundbridge to permit an even greater degree of customization along with the additional benefit of digital signal processing, and the Vibrant HF soundbridge to provide a benefit suited to those individuals who have a noise-induced hearing loss at high frequencies but relatively normal hearing at lower frequencies.

  Protect and enhance the Company's proprietary position. The Company intends to continue to aggressively pursue proprietary protection for its technologies and products. The Company has three patents issued in the United States and 21 patents pending both in the United States and internationally covering a number of fundamental aspects of the FMT and related technologies.

PRODUCTS UNDER DEVELOPMENT

  Symphonix is developing proprietary semi-implantable and implantable soundbridges, utilizing the Company's core FMT technology to manage hearing impairment. The Company believes that the Vibrant soundbridge, Vibrant P soundbridge, Vibrant HF soundbridge and Vibrant D soundbridge will enable the Company to address a significant portion of the moderate to severe hearing impairment market currently not satisfied with traditional hearing aid devices. The Vibrant XP soundbridge has the potential to enable the Company to address a portion of the profound hearing impairment market currently served by cochlear implants. In addition, the Company is in the early stage of developing the Vibrant TI which is being designed to be totally implantable with no external components.

  The Vibrant soundbridge, Vibrant P soundbridge, Vibrant HF soundbridge and Vibrant D soundbridge are designed to utilize the same implant, with the differences in function being provided by modifications to the external Audio Processor, its software and programming unit. Utilization of a common implant will allow a user to upgrade the Audio Processor if a user's hearing changes over time.

  The following table sets out the soundbridges under development by the Company and their development status:

  SOUNDBRIDGE          Description         HEARING LOSS ADDRESSED      STATUS(1)(2)
---------------------------------------------------------------------------------------
 Vibrant        First generation semi-      Moderate to           IDE approved for
                implantable hearing         moderately severe     pivotal trial in the
                device.                                           United States; EN 540
                                                                  clinical trial
                                                                  complete in Europe
---------------------------------------------------------------------------------------
 Vibrant P      Second generation semi-     Moderate to severe
                implantable hearing                               IDE approved for
                device, with                                      pivotal trial in the
                programmable dual-band                            United States; EN 540
                analog signal                                     clinical trial
                processing.                                       complete in Europe
---------------------------------------------------------------------------------------
 Vibrant HF     Second generation semi-     Noise-induced high    IDE expected to be
                implantable hearing         frequency loss        submitted in 1998
                device designed to
                address noise induced
                high frequency hearing
                loss, by using modified
                signal processing.
---------------------------------------------------------------------------------------
 Vibrant D      Third generation semi-      Moderate to severe
                implantable hearing                               IDE supplement
                device, with                                      expected to be
                programmable 3-band                               submitted in the
                digital signal                                    fourth quarter of
                processing.                                       1998
---------------------------------------------------------------------------------------
 Vibrant XP     Second generation semi-     Severe to profound    Limited feasibility
                implantable hearing                               study expected to be
                device designed to                                performed in 1998
                address more severe
                hearing impairment by
                using modified signal
                processing and an
                external battery in a
                body-worn pack, coupled
                with a modified implant.
---------------------------------------------------------------------------------------
 Vibrant TI     A second family of          Moderate to severe    Early stage of
                Vibrant soundbridges                              development
                which are being designed
                to be totally
                implantable with no
                external components.


(1) Regulatory filing dates reflect the Company's plans and are subject to delay or cancellation depending upon contingencies that may arise in the development process. See "Risk Factors--Limited Clinical Testing Experience" and "--Limited Manufacturing Experience; Scale-Up Risk; Dependence on Key Suppliers."

(2) "EN 540" indicates European clinical trial standards to determine the safety and performance of products.

 Vibrant soundbridge

  The Company's initial product under development, the Vibrant soundbridge, has both external and implantable components. The external Audio Processor consists of (i) a microphone that picks up sound from the environment, (ii) sound processing circuitry that converts the sound to an electronic signal and modulates the signal to reduce potential noise interference from broad band electromagnetic fields and (iii) a small 1.5 volt battery that powers the device. The Audio Processor is placed on the skull behind the ear and is held in place by magnetic attraction to an implanted receiver, the VORP (Vibrating Ossicular Prosthesis). The Audio Processor is small enough to be concealed by the user's hair.

               [ILLUSTRATION OF VIBRANT SOUNDBRIDGE IN PLACE]


  The VORP converts the electronic signal to a mechanical vibration of the ossicles in the middle ear. The VORP consists of (i) a receiver unit that receives the electromagnetic signal through the skin from the external Audio Processor and breaks down the electrical signal to the appropriate drive signal for the FMT, (ii) a conductor link that connects the implanted receiver unit to the FMT and (iii) the FMT itself, which is attached to the incus using a titanium clip. All of these components are insulated from body chemistry using well established implantable device materials used in pacemaker and implantable defibrillator systems.

  The FMT is a tiny transducer, smaller than a grain of rice, that comprises a floating magnet contained within a titanium housing. A coil surrounding the housing generates a small electromagnetic field based on a signal received from the VORP's receiver unit. The electromagnetic interaction of the magnet and the coil creates a mechanical vibration of the entire FMT. This vibration enhances the natural movement of the ossicles, which in turn generates enhanced stimulation of the delicate sensory hair cells in the inner ear. A critical element of the proprietary FMT design is the proximity of the magnet to the electromagnetic field that causes the magnet to vibrate. By keeping the magnet and the coil close together, the FMT maximizes electromagnetic coupling while minimizing power consumption.


                  [LOGO OF PRODUCT ILLUSTRATION APPEARS HERE]

  The surgical procedure for the implantation of the Vibrant soundbridge involves techniques which are similar to those employed in other common otologic procedures. The internal receiver unit is implanted below the skin and muscle behind the ear. The conductor link connecting the receiver unit to the FMT is placed through the excavated mastoid bone. These steps are similar to those required for the surgical placement of a cochlear implant receiver. In the middle ear, the FMT is attached to the ossicles in a manner similar to the way otologists have traditionally attached ossicular prostheses for management of conductive hearing loss. Because the surgery involves surgical techniques that are familiar to ear surgeons, the Company believes that surgeon training will not be a significant impediment to market acceptance. The procedure may be performed on an outpatient basis, and initial clinical experience has indicated that the procedure can be performed in about two hours. Approximately eight weeks following the surgery, the Audio Processor is fitted by an audiologist with the appropriate sound processing settings. The Company's approved IDE only permits implantation in one ear. This will generally be the ear with the poorest unaided functional hearing. Based on preclinical studies, the Company believes that the surgical procedure can be reversed without damage to the patient's residual hearing.

  Limited clinical trials of the Vibrant soundbridge were initiated in late 1996 in the United States. Also in late 1996, an EN 540 clinical trial was initiated in Europe, which trial has subsequently been completed. The Company has since submitted the technical, preclinical and clinical data that it believes will be necessary, together with the previously obtained certifications, to satisfy the applicable regulatory requirements for commercial sales in the EU. As of January 5, 1998, five patients in the United States have been implanted with the Vibrant soundbridge, all of whom have had the Audio Processor fitted and the soundbridge's performance evaluated. Additionally, 19 patients in Europe have been implanted with the Company's Vibrant soundbridge, all of whom have had the Audio Processor fitted and the soundbridge's performance evaluated.

 Vibrant P soundbridge

  The Vibrant P soundbridge under development is similar to the Vibrant soundbridge but is designed to permit a greater degree of customization to address the specific needs of a particular user's hearing loss and expand the types of hearing loss that can be managed by the Company's products. At the time of fitting, the Audio Processor is connected to a hand-held programming unit which allows the audiologist to adjust separately the low and high frequencies. This permits a greater degree of customization in either the high or low frequency band.

  The Company received approval to incorporate the Vibrant P soundbridge into its current European clinical trial of the Vibrant soundbridge and this trial was initiated in July 1997. In the United States, the Company filed an IDE supplement on November 14, 1997 summarizing the Phase I results, finalizing the study protocol and labeling claims, providing technical information regarding the Vibrant P soundbridge, and requested permission to proceed to the pivotal study. On December 11, 1997, the FDA approved the multi-center pivotal study in 55 subjects at up to 12 sites with the Vibrant P soundbridge. There can be no assurance that the Company's clinical trial effort will progress as expected, will not be delayed or that such effort will lead to the successful development of any product. As of January 5, 1998, 24 patients have been implanted with the Vibrant P soundbridge in Europe, of whom 20 have had the Audio Processor fitted and the soundbridge's performance evaluated.

 Vibrant HF soundbridge

  The Vibrant HF soundbridge is being developed to provide a benefit for those individuals who have a hearing loss at high frequencies but relatively normal hearing at lower frequencies. Hearing aids usually are limited in effectiveness at higher frequencies due to acoustic feedback and internal speaker response. With the increasing exposure to noise in modern society, it has been observed that people may experience noise-induced hearing loss from aircraft, automobiles, lawn mowers and high powered stereo equipment as well as military service and machinery within the workplace. The Vibrant HF soundbridge will be configured through selective signal processing. The Company intends to submit an IDE in 1998 for FDA approval to commence clinical trials of the Vibrant HF soundbridge and intends to initiate European clinical trials in 1998.

 Vibrant D soundbridge

  The Vibrant D soundbridge under development is similar to the Vibrant P soundbridge, but is designed to permit an even greater degree of customization to address the specific needs of a particular user's hearing loss. The Vibrant D soundbridge features digital signal processing. Fully automatic and independent sound processing in three separate frequency bands is provided. At the time of fitting, the Audio Processor is connected to a programming unit which allows the audiologist to adjust separately the low, mid and high frequencies. This sophisticated system will be capable of analyzing sound and automatically adjusting the soundbridge's response.

  The Company intends to seek approval of an IDE supplement for the Vibrant D soundbridge during 1998 and to initiate European clinical trials in 1998. There can be no assurance, however, that the Company will not be required to submit a separate IDE for the Vibrant D soundbridge, which would result in a delay in regulatory approval.

 Vibrant XP soundbridge

  The Vibrant XP soundbridge is being developed to provide a benefit for those individuals who have a severe to profound hearing loss with speech recognition above 30%. Currently, there are only limited treatment options for such individuals.

  The Vibrant XP soundbridge will be configured to provide modified signal processing and higher output from the FMT, thereby providing additional benefit for certain people with a severe to profound hearing impairment. Generating this higher output will require an external body-worn battery pack, similar to those used for cochlear implants. However, unlike cochlear implants, the Vibrant XP soundbridge will not require penetration of the inner ear with its attendant damage to residual hearing.

  The Company intends to conduct a feasibility study in 1998 on a limited number of patients in Europe to assess the viability of this product concept. Based on the results of this feasibility study, the Company may seek approval to initiate U.S. clinical trials of the Vibrant XP soundbridge by submitting an IDE during 1998 and may initiate European clinical trials in 1998.

 Vibrant TI soundbridge

  The Company is in the early stages of developing versions of the Vibrant soundbridge for the management of moderate to severe hearing impairment that are totally implantable with no external components. The essential functions of the core FMT technology of these products will be the same as in the semi-implantable products. However, all the functions currently performed by the external Audio Processor are being designed to be performed by implanted components. The Company believes that the Vibrant TI soundbridge, if successfully developed, will be applicable especially for people who are particularly physically active or who are concerned about aesthetics.

  Two critical elements of producing the Vibrant TI soundbridge are the development of an implantable microphone that can adequately pick up sound from the external environment, and the development of a transcutaneously rechargeable battery to power the device. The microphone is being developed internally by the Company and the battery is being developed under a cooperative development project with a specialized battery manufacturer. However, there can be no assurance that such components will be successfully developed in a timely manner, if ever.

  Since all of the Company's products are in development, significant revenues from product sales will not be realized for at least several years, if ever. There can be no assurance that any of the Company's product development efforts will be successfully completed, that any of the Company's products will be proven to be safe and effective, that regulatory approvals will be obtained or labeling claims will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities with acceptable yields at reasonable costs, or that any products, if introduced, will achieve market acceptance.

CLINICAL TRIAL ACTIVITIES

 United States

  On February 23, 1996, the Company received approval of an IDE for the Vibrant soundbridge from the FDA. The Company has completed a Phase I trial under the IDE and submitted the interim report to the FDA. This trial was limited to five subjects, including Geoffrey R. Ball, a founder of the Company, at two investigational sites and was intended to test the safety and provide preliminary evidence of efficacy of the device and the surgical procedures used to implant the device. Due to the limited number of subjects evaluated, no statistically valid conclusions can be made from the results reported to the FDA.

  The Company observed the following performance characteristics: increased functional gain at higher frequencies (i.e., >2000 Hz); elimination of occlusion effect; elimination of acoustic feedback; elimination of placement loss; reduction of maintenance issues; and elimination of ear mold issues. A standardized hearing test was also administered to evaluate each subject's ability to comprehend speech in a noisy environment. Three of the five subjects demonstrated a 50% improvement with the Vibrant soundbridge compared to their hearing aid. The trial included a self-assessment questionnaire of improvement for the following seven categories of device performance as compared to a hearing aid: communication, reverberation, familiar talker, reduced cues, background noise, aversion to sounds and distortion of sounds. Subjects reported an improvement greater than 20% in six of the seven categories with the Vibrant soundbridge when compared to their current hearing aid.

  On November 14, 1997, the Company filed an IDE supplement summarizing the Phase I results, finalizing the study protocol and labeling claims, providing technical information regarding the Vibrant P soundbridge, and requested permission to proceed to the pivotal study. On December 11, 1997, the FDA approved the multi-center pivotal study in 55 subjects at up to 12 sites with the second generation Vibrant P soundbridge.

 Europe

  The Company has conducted a multi-center EN 540 clinical trial in Europe at seven institutions. Clinical sites were located in Germany, Italy, the Netherlands, the United Kingdom, Switzerland and France. The EN 540 protocol investigated the safety and performance of the Vibrant soundbridge and the Vibrant P soundbridge. As of January 5, 1998, 43 subjects have been implanted with the Company's soundbridges, 19 with the Vibrant soundbridge and 24 with the Vibrant P soundbridge. With the Vibrant soundbridge, performance was only evaluated for functional gain and the results were comparable to those achieved by the subjects in the United States trial. With the Vibrant P soundbridge, the subjects demonstrated functional gains as high as 50 dB at 1000 Hz, 55 dB at 1500 Hz, 60 dB at 2000 Hz, 40 dB at 3000 Hz, 50 dB at
4000 Hz, 40 dB at 6000 Hz, and 35 dB at 8000 Hz. These functional gain values reported were at "user settings" and did not necessarily reflect the maximum functional gains attainable with the device.

  There can be no assurance that the Company's clinical trial efforts will progress as expected, not be delayed or that such efforts will lead to the successful development of any product. No assurance can be given that any of the Company's proposed clinical trials will continue to be allowed by the FDA or other regulatory agencies or that clinical trials will commence as planned. Any delays in the Company's clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations. Success in preclinical studies or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Further, there can be no assurance that if such testing of products under development is completed, any such devices will be accepted for formal review by the FDA or approved by the FDA for marketing in the United States.

RESEARCH AND DEVELOPMENT

  The Company had 23 employees engaged in research and development, including regulatory and clinical affairs, as of December 31, 1997. The Company's research and development has focused on developing its patented core FMT technology, developing the Vibrant soundbridge and conducting appropriate preclinical and clinical testing. The Company expended approximately $5.4 million and $6.4 million for the years ended December 31, 1996 and 1997, respectively, on research and development, and anticipates that it will continue to expend substantial resources on completion of the clinical testing of the Vibrant and Vibrant P soundbridges, development and clinical testing of the Vibrant HF and Vibrant D soundbridges, and supporting manufacturing scale-up. In addition, the Company expects to devote substantial resources to the development of the Vibrant XP soundbridge and of the Vibrant TI soundbridge family of totally implantable versions of the Vibrant soundbridge. In addition, the Company may devote resources for the development of products for the treatment of conductive hearing loss. Product development involves a high degree of risk and there can be no assurance that the Company's product development efforts will result in any commercially successful products.

MANUFACTURING

  The Company currently manufactures its products in limited quantities for laboratory testing and for its United States and European clinical trials. The manufacture of the Company's soundbridges is a complex operation involving a number of separate processes, components and assemblies. Each device is assembled and individually tested by the Company. The manufacturing process consists primarily of assembly of internally manufactured and purchased components and subassemblies, and certain processes are performed in an environmentally controlled area. After completion of the manufacturing and testing processes, implantable devices are sterilized by a sub-contracted supplier. The Company has no experience manufacturing its products in the volumes or with the yields that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that the Company can establish high volume manufacturing capacity or, if established, that the Company will be able to manufacture its products in high volumes with commercially acceptable yields. If the Company receives regulatory approval to commercialize its products, it will need to expend significant capital resources and develop manufacturing expertise to establish commercial-scale manufacturing capabilities. Furthermore, prior to approval of a PMA, the Company's facilities, procedures and practices will be subject to a pre-approval inspection by the FDA. The Company's inability to successfully manufacture or commercialize its soundbridges in a timely matter could have a material adverse effect on the Company's business, financial condition and results of operations.

  Raw materials, components and subassemblies for the Company's soundbridges are purchased from various qualified suppliers and are subject to stringent quality specifications and inspections. The Company conducts quality audits of its key suppliers, several of whom are experienced in the supply of components to manufacturers of implantable medical devices, such as pacemakers, defibrillators and drug delivery pumps. A number of components and subassemblies, such as silicone, control electronics and implant packaging are provided by single source suppliers. One component, the signal processing microcircuit, is provided by a sole source supplier, Gennum Corporation. None of the Company's suppliers is contractually obligated to continue to supply the Company nor is the Company contractually obligated to buy from a particular supplier. For certain of these components and subassemblies, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components and subassemblies could not be accomplished quickly. In addition, if the Company wishes to significantly modify its manufacturing processes or change the supplier of a critical component, additional approvals will be required from the FDA before the change can be implemented. Because of the long lead time for some components and subassemblies that are currently available from a single source, a supplier's inability or failure to supply such components or subassemblies in a timely manner or the Company's decision to change suppliers could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company believes that its current facilities are sufficient to meet its clinical manufacturing needs, before the Company commences commercial-scale manufacturing operations, it intends to move to a new facility. The Company has signed a lease on a new facility and is in the process of constructing an environmentally controlled area and other leasehold improvements in this building and expects to occupy the building in the first quarter of 1998. This new facility, which will replace the current facility, is necessary for the establishment of commercial-scale manufacturing.

  The Company's manufacturing facilities are subject to periodic inspection by regulatory authorities, and its operations must undergo QS regulation compliance inspections conducted by the FDA and corresponding state agencies. Additionally, prior to approval of a PMA, the Company's and its third-party manufacturers' facilities, procedures and practices will be subject to pre-approval QS regulation inspections. The Company has been inspected by the Food and Drug Branch of the California Department of Health Services ("CDHS") and a Device Manufacturing License has been issued to the Company. The Company will be required to comply with the QS regulation requirements in order to produce products for sale in the United States and with applicable quality system standards and directives in order to produce products for sale in the EU. Any failure of the Company to comply with the QS regulation or applicable standards and directives may result in the Company being required to take corrective actions, such as modification of its policies and procedures. Pending such corrective actions, the Company could be unable to manufacture or ship any products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

SALES, MARKETING AND TRAINING

  The primary market for the Vibrant soundbridge is well defined and highly concentrated. Of the approximately 8,000 ENT surgeons in the United States, approximately 400 are specialists in otology. The Company's strategy is to market its products initially to those specialists in otology who are currently most active in ear surgery, and, subsequently, to the general population of ENT surgeons. Because the surgical procedure for implementing the Vibrant soundbridge utilizes many of the same techniques employed by surgeons trained and experienced in cochlear implant surgery, the Company believes that surgeon training will not be a significant impediment to market acceptance.

  The Company intends to position the family of Vibrant soundbridges as technologically advanced implants that address an unmet patient need and add to the products and services that surgeons can offer. Patients who have traditionally been candidates for a hearing aid often are first seen by an ENT surgeon, prior to being referred to a hearing device dealer or dispensing audiologist. Accordingly, endorsement by the surgical community will be an important goal of the Company's marketing programs. The Company will also seek to develop a high degree of awareness by and endorsement from audiologists.

  The Company intends to promote the benefits of its products to consumers in order to expand usage to include not only those who are currently dissatisfied with hearing aids, but also those who have abandoned hearing aids due to either dissatisfaction or perceived social stigma.

  Because the target market is quite concentrated, the Company believes that it can address the market in the United States with a small direct sales force. The Company is in the process of establishing a sales and marketing organization in Europe. An office has been established in Basel, Switzerland, where the Company's Director of European Sales and Marketing and European Clinical Manager are based. The Company has recruited sales personnel to provide direct sales coverage in Germany, France and the United Kingdom, who will commence their employment during the first quarter of 1998. By the end of the first quarter of 1998, the Company intends to establish distributors in Italy, Spain and the Benelux countries. In other international markets, including Japan, the Company will seek to establish a network of distributors. There can be no assurance that the Company will be able to build a direct sales force or marketing organization in any country, that establishing a direct sales force or marketing organization will be cost-effective or that the Company's sales and marketing efforts will be successful. In addition, the Company has had discussions with only a limited number of potential international distributors and has not yet entered into any agreements with distributors. There can be no assurance that the Company will be able to enter into agreements with qualified distributors on a timely basis on terms acceptable to the Company, or at all, or that such distributors will devote adequate resources to selling the Company's products.

COMPETITION

  The medical device industry is subject to intense competition in the United States and abroad. The Company believes its products will compete primarily with the traditional approaches to managing hearing impairment, principally hearing aids. Principal manufacturers of acoustic hearing aids include Siemens Hearing Instruments, Inc., Philips Medical Systems North America Co., Starkey Laboratories Inc., Beltone Electronics Corp., Dahlberg Inc., ReSound Corp., Oticon, Inc., Widex Hearing Aid Co., Inc. and Phonak Inc. There can be no assurance that the Company's soundbridges will be able to successfully compete with established hearing aid products. Although, to the Company's knowledge, none of these acoustic hearing aid manufacturers are currently developing direct drive devices, there can be no assurance that these potential competitors will not succeed in developing technologies and products in the future that are more effective, less expensive than those being developed by the Company or that do not require surgery. The Company is aware of several university research groups and development-stage companies that have active research or development programs related to direct drive sensorineural hearing devices. Research of this type has been conducted at various sites for over 20 years. In addition, some large medical device companies, some of which are currently marketing implantable medical devices, may develop programs in hearing management. Certain of these companies have substantially greater financial, technical, manufacturing, marketing and other resources than the Company. In addition, there can be no assurance that certain of the Company's competitors will not develop technologies and products that may be more effective in managing hearing impairment than the Company's products or that render the Company's products obsolete.

  The Company believes that the primary competitive factors in the hearing management market will be the quality of the hearing enhancement, safety, whether surgery is required, reliability, endorsement by the surgeon and audiology communities, patient comfort, cosmetic result and price. The Company believes that it will be competitive with respect to these factors. Nonetheless, because the Company's products are still under development, the relative competitive position of the Company in the future is difficult to predict.

  The medical device industry is characterized by rapid and significant technological change. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological change and user preference through the development and introduction of new products that are of high quality and that address patient and surgeon requirements.

PATENTS AND PROPRIETARY TECHNOLOGY

  In the United States, the Company holds three issued patents and 11 pending patent applications. Additionally, the Company has ten pending foreign patent applications. These patents and patent applications generally cover the invention and application of the FMT as well as the specific application of the FMT and other concepts in the field of hearing impairment. In addition, the Company has licensed, on a royalty-free basis, a United States patent covering the magnetic attachment of an external audio processor to an implanted receiver. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets, and to operate without infringing or violating the proprietary rights of others.

  The patent positions and trade secret provisions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from pending applications or from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to file patent applications for such inventions.

  In addition, there can be no assurance that competitors, many of which have substantial resources, will not seek to apply for and obtain patents that will prevent, limit or interfere with he Company's ability to make, use or sell its products either in the United States or in international markets. Although the Company has conducted searches of patents issued to other companies, research or academic institutions or others, there can be no assurance that such patents do not exist, have not been filed or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. Patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. In addition, patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. There may be pending applications, which if issued with claims in their present form, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company. The Company may be required to obtain licenses to patents or proprietary rights of others. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity.

  The Company also relies upon trade secrets and other unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. The Company's policy is to require each of its employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

  Recently Public Law 104-208 was signed into law in the United States and limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities, who practice these procedures, from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on the Company's ability to enforce any of its proprietary methods or procedures deemed to be surgical or medical procedures on a body. In certain other countries outside the United States, patent coverage relating to the performance of surgical or medical procedures is not available. Therefore, patent coverage in such countries will be limited to the FMT or to narrower aspects of the FMT.

  The medical device industry in general has been characterized by substantial litigation. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive to respond to and could distract the Company's technical and management personnel. The Company may become involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement or in obtaining licenses on terms acceptable to the Company, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure by the Company to redesign its products or processes or to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has not been involved in any litigation to date, in the future, costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

GOVERNMENT REGULATION

  The Company's medical products, such as the Vibrant soundbridge, are regulated as medical devices. Accordingly, clinical trials, product development, labeling, manufacturing processes and promotional activities are subject to extensive review and rigorous regulation by government agencies in most countries in which the Company will seek to commercialize its products.

 United States

  In the United States, the Company's products are subject to applicable provisions of the United States Federal Food, Drug, and Cosmetic Act ("FDC Act"), and other federal statutes and regulations governing, among other things, the design, manufacture, testing, safety, labeling, storage, record keeping, reporting, approval, advertising and promotion of medical devices. Noncompliance with applicable requirements can result in warning letters, fines, recalls or seizure of products, civil penalties, injunctions, total or partial suspension of production, withdrawal of approval or refusal to approve new marketing applications and criminal prosecution. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  Pursuant to the FDC Act, the FDA regulates the design, manufacture, distribution, preclinical and clinical study and approval of medical devices in the United States. Medical devices are classified in one of three classes (Class I, Class II or Class III) on the basis of the controls necessary to reasonably assure their safety and effectiveness. Safety and effectiveness is considered to be reasonably assured for Class I devices through general controls (e.g., labeling, premarket notification and adherence to current QS regulations) and for Class II devices through the use of additional special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines).

  Generally, Class III devices are those which must receive premarket approval by the FDA to reasonably assure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices, or devices whose safety and effectiveness cannot be reasonably assured through general controls, even if supplemented by additional special controls). Active implantable devices, such as the Company's implantable hearing devices, are considered Class III devices.

  Before a new device can be introduced to the market, the manufacturer generally must obtain FDA clearance through a 510(k) Premarket Notification or FDA approval through a PMA application. While the Company has no products for which it expects to seek 510(k) clearance, it may file 510(k) submissions with respect to future products. A 510(k) clearance will generally only be granted if the information submitted to the FDA establishes that the device is "substantially equivalent" to a legally marketed predicate medical device. Frequently, the FDA will require clinical data in support of a 510(k) submission, and the 510(k) process can become time-consuming and expensive. Significant modifications of the labeling, manufacturing and design of any product that has been cleared through the 510(k) process will require a new 510(k) Premarket Notification, if those modifications could significantly affect the safety, effectiveness or intended use of the device.

  A PMA must be submitted if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing, and labeling to demonstrate the safety and effectiveness of the device. The Company believes that all versions of the Vibrant soundbridge currently under development are Class III devices and will require a PMA, as will future configurations of implantable hearing devices.

  Before the Company's products can be commercialized in the United States, the Company must submit, in a PMA, extensive data on preclinical studies and clinical trials, device design, manufacturing, labeling, promotion and advertising, as well as other aspects of the product. In addition, the Company must submit clinical data gathered in trials conducted under an IDE demonstrating to the satisfaction of the FDA that the product is safe and effective for its labeling claims, and obtain marketing approval from the FDA. Phase I of the IDE study has been completed. Phase I was limited to two sites and five subjects and was intended to test the safety and provide preliminary evidence of the effectiveness of the device and the surgical procedure used to implant the device. On November 14, 1997, the Company filed an IDE supplement summarizing the Phase I results, finalizing the study protocol and labeling claims, providing technical information regarding the Vibrant P soundbridge, and requested permission to proceed to the pivotal study. On December 11, 1997, the FDA approved the multi-center pivotal study in 55 subjects at up to 12 sites with the second generation Vibrant P soundbridge. There can be no assurance that the Company's clinical trial effort will progress as expected, will not be delayed or that such effort will lead to the successful development of any product. No assurance can be given that any of the Company's clinical trials will continue to be allowed by the FDA or other regulatory agencies or that clinical trials will commence as planned.

  Any delays in the Company's clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations. Success in preclinical studies or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Further, there can be no assurance that if such testing of products under development is completed, any such devices will be accepted for formal review by the FDA, or approved by the FDA for marketing in the United States.

  After a PMA is filed, the FDA begins its review of the submitted information, which generally takes between one and two years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA will be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with QS regulation requirements. There can be no assurance that the Company will be able to meet the FDA's requirements or that any necessary approval will be granted in a reasonable time frame, or at all.

  New PMAs or PMA supplements are required for significant modifications to the manufacture, labeling and design of a device that is approved through the PMA process. Supplements to a PMA often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel.

  The PMA process can be expensive, uncertain and can frequently require several years. Even when a PMA is approved, the FDA may impose restrictions on the indications for which the device can be marketed. There can be no assurance that the Company will be able to obtain necessary approvals on a timely basis, or at all, and delays in obtaining or failure to obtain such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have an adverse effect on the Company's business, financial condition and results of operations.

  Subsequent to the receipt of an FDA approval, the Company will continue to be regulated by the FDA with regard to the reporting of adverse events related to its products, and ongoing compliance with QS regulation. The Company's manufacturing facility must be registered with the FDA and the CDHS and will be subject to periodic inspections by the FDA and by the CDHS. A Device Manufacturing License has been issued by the State of California and this license must be renewed annually for the Company to continue manufacture of medical devices in California.

 Europe

  The primary regulatory environment in Europe is that of the EU which consists of 15 countries encompassing most of the major countries in Europe. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directives prescribing the laws and regulations pertaining to medical devices in the EU are the MDD and the AIMDD. In the EU, the Company's soundbridges will be regulated as active implantables and therefore be governed by the AIMDD. For products, such as those of the Company, that have not previously been commercialized in the EU, CE marking is required prior to initiation of sales in the EU. Certain other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices.

  Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directive, and accordingly, can be commercially distributed throughout the EU. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a Notified Body. This third party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's product. An assessment by a Notified Body in one country within the EU is required in order for a manufacturer to commercially distribute the product throughout the EU.

  For purposes of determining the necessary steps for assessing conformity, devices are classified under the Directives as Class I, Class IIa, Class IIb, Class III, or Active Implantable Medical Devices. Devices having a higher classification are considered to have a higher risk and, accordingly, are subject to more controls in order to bear CE marking. The Vibrant soundbridge is designated as an Active Implantable Medical Device. Essential requirements under the AIMDD include substantiating that the device meets the manufacturer's performance claims and that safety issues, if any, constitute an acceptable risk when weighed against the intended benefits of the device. The two principal aspects of assessing conformity for Active Implantable Medical Devices are determinations from the Notified Body that the processes employed in the design and manufacture of a device qualify as a full quality system in compliance with applicable standards (e.g., EN ISO 9001, EN 46001 and 90/385/EEC), and that the technical, preclinical, and clinical data gathered on the device are adequate to support CE marking.

  The Company has undergone an inspection by its Notified Body and its quality system has been certified by the Notified Body as being in compliance with the required standards. The Company has submitted the technical, preclinical and clinical data that its Notified Body has indicated will be required to satisfy the essential requirements of the AIMDD. To satisfy these requirements, the Company must complete a clinical trial conducted under European clinical trial standards (EN 540) to determine the safety and performance of the products. The Company must continue to pass annual EN ISO 9001, EN 46001 and AIMDD 2.3 quality system audits in order to retain international approvals. As of January 5, 1998, a total of 43 patients in the European clinical trial have been implanted with the Company's soundbridges (19 with the Vibrant and 24 with the Vibrant P) of whom 39 have had the Audio Processor fitted and the soundbridge's performance evaluated. There can be no assurance that such data will be accepted by the Company's Notified Body, or that the Notified Body will not require the Company to obtain additional data from additional clinical trials involving more patients in order to demonstrate the safety and performance of the Vibrant and the Vibrant P soundbridges.

  Once a manufacturer has satisfactorily completed the regulatory compliance tasks required by the directives and received favorable determinations by the Notified Body, it is eligible to place the CE mark on its products. Manufacturers are subject to ongoing regulation under the AIMDD. The quality system will be subject to periodic audit and recertification, and serious adverse events must be reported to the authorities in the country where the incident takes place. If such incidents occur, the manufacturer may have to take remedial action, including withdrawal of the product from the EU market.

  While no additional premarket approvals in individual EU countries are required, prior to the marketing of a device bearing the CE mark, practical complications with respect to market introduction may occur. For example, differences among countries have arisen with regard to labeling requirements. Also, as the directives do not cover reimbursement and distribution practices, differences may occur in these and other areas.

THIRD-PARTY REIMBURSEMENT

  The Company believes that its products will generally be purchased by hospitals and clinics upon the recommendation of a surgeon. In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third-party payors, principally Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement for health care costs, to reimburse all or part of the cost of the procedure in which the medical device is being used. Such third-party payors have become increasingly sensitive to cost containment in recent years and place a high degree of scrutiny on coverage and payment decisions for new technologies and procedures.

  Hearing aids, which are the subject of 510(k) and do not involve surgery, are generally not reimbursed, although a modest reimbursement is provided under certain insurance plans. Traditionally, hearing aid users have paid for these devices directly. For cochlear implants, however, that are technologically advanced and FDA-approved through the PMA process for the treatment of profound hearing impairment, a reimbursement is available for the device, the audiological testing, and the surgery. Similarly, reimbursement is available for ossicular replacement prostheses that are FDA-approved for the treatment of conductive hearing impairment. The Company anticipates that, as surgically implanted devices that require FDA PMA approval, the Company's products may also be the subject of reimbursement in the future. During clinical trials, the Company does not anticipate that there will be any reimbursement for the Vibrant soundbridge implant or procedure.

  The Company's strategy is to pursue reimbursement for the Vibrant soundbridge, once a PMA is approved by the FDA, based on surgeon endorsement and demonstration of improved quality of life for specific patient groups. Quality of life issues are included in the Company's clinical trial to provide data in support of this reimbursement strategy. There can be no assurance that the Company will be able to demonstrate improvement in quality of life or that reimbursement will ever be available for the Company's products.

  Certain third-party payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these third-party payors may be independent of the hospital's cost incurred for the specific case and the specific devices used. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Because the Company's hearing prostheses are currently under development and have not received FDA clearance or approval, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's soundbridges. Failure by physicians, hospitals and other potential users of the Company's soundbridges to obtain sufficient reimbursement from third-party payors for the procedures in which the Company's soundbridges are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operations.

  Third-party payors that do not use prospectively fixed payments increasingly use other cost-containment processes or require various outcomes data that may pose administrative hurdles to the use of the Company's soundbridges. In addition, third-party payors may deny reimbursement if they determine that the device used in a procedure is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers must determine that the clinical benefits of the Company's products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

  If the Company obtains the necessary foreign regulatory approvals, market acceptance of the Company's products and products currently under development in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

  The Company believes that in the future reimbursement will be subject to increased restrictions both in the United States and in international markets. The Company believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including the Company's products and products currently under development. There can be no assurance in either United States or international markets that third-party reimbursement and coverage will be available or adequate, that future legislation, regulation or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the Company's products or products currently under development or its ability to sell its products on a profitable basis. The unavailability of third-party payor coverage or the inadequacy of reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY

  The Company's business involves the inherent risk of product liability claims. The Company maintains limited product liability insurance at coverage levels which the Company believes to be commercially reasonable and adequate given the Company's current operations. However, there can be no assurance that such insurance will continue to be available on commercially reasonable terms, or at all, or that such insurance will be adequate to cover liabilities that may arise. Any claims that are brought against the Company could, if successful, have an adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  At December 31, 1997, the Company had 45 employees. Of these employees, 23 were in research and development, including regulatory and clinical affairs, 16 were in manufacturing and quality assurance and six were in administration, sales and marketing. None of the Company's employees is covered by a collective bargaining agreement and the Company believes that it maintains good relations with its employees.

FACILITIES

  The Company's principal administrative, manufacturing and research and development facility occupies approximately 11,500 square feet in San Jose, California, pursuant to a lease that expires in August 1998. The Company has signed a lease on a facility of approximately 30,500 square feet in San Jose, California that expires in December 2002. The Company is in the process of making leasehold improvements in this building and expects to occupy the facility in the first quarter of 1998. This new facility, which will replace the current facility, is necessary for the establishment of commercial-scale manufacturing, and will house all of the Company's U.S. operations. The Company has established an office in Basel, Switzerland for the headquarters of its European sales and marketing organization.

LEGAL PROCEEDINGS

  The Company is not currently engaged in any legal proceedings.

SCIENTIFIC ADVISORY BOARD

  The Company has established a Scientific Advisory Board consisting of leading professionals in the fields of otology, otolaryngology and audiology. Each member of the Board has received options for stock, pursuant to the 1994 Option Plan, for participation on the Board. The Board meets periodically and reviews the Company's clinical progress and product development plans. In addition, members of the Scientific Advisory Board are available on an individual basis to consult with the Company. The members of the Scientific Advisory Board are as follows:

  BYRON J. BAILEY, MD. has been a member of the Company's Scientific Advisory Board since March 1995. Dr. Bailey is an otolaryngologist. He is Chairman of the Department of Otolaryngology at the University of Texas Medical Branch at Galveston, Texas. Dr. Bailey has served on numerous committees with the American Academy of Otolaryngology-Head and Neck Surgery as well as advisory committees for the FDA. He is a past president of the American Academy of Otolaryngology-Head and Neck Surgery.

  CHARLES I. BERLIN, PH.D. has been a member of the Company's Scientific Advisory Board since March 1995. Dr. Berlin is a clinical audiologist. He is Director of the Kresge Hearing Research Laboratory of the South, part of Louisiana State University Medical Center ("LSUMC") in New Orleans, Louisiana. At LSUMC, Dr. Berlin is also a Professor in the Department of Otorhinolaryngology and Biocommunication, in the Department of Physiology and in the School of Allied Health's Department of Communication Disorders.

  DERALD E. BRACKMANN, MD. has been a member of the Company's Scientific Advisory Board since March 1995. Dr. Brackmann is an otologist and neurotologist. He is President of the House Ear Clinic, and Chief of the Otology Service at St. Vincent Medical Center in Los Angeles, California and at the University of Southern California/Los Angeles County Medical Center. Dr. Brackmann has published more than 200 papers and has three textbooks to his credit. He is a past president of the American Academy of Otolaryngology-Head and Neck Surgery, the American Otological Society and the North American Skull Base Society.

  RICHARD A. CHOLE, MD, PH.D. has been a member of the Company's Scientific Advisory Board since April 1995. Dr. Chole is an otologist and neurotologist. He is Chairman of the Department of Otolaryngology at the University of California, Davis School of Medicine. Dr. Chole's research has been supported by the National Institutes of Health, The Deafness Research Foundation, the American Otologic Society and the University of California. He serves on the Expert Panel on Hearing and Hearing Impairment for the National Institute of Deafness and Communication Disorders.

  CHARLES M. LUETJE, MD. has been a member of the Company's Scientific Advisory Board since March 1995. Dr. Luetje is an otologist and neurotologist in private practice. Additionally, Dr. Luetje serves as a Clinical Assistant Professor in the Department of Surgery/Otolaryngology at the University of Missouri Medical Center and as a preceptor and instructor in the Department of Otolaryngology at the University of Kansas Medical Center. He has over 100 presentations and papers to his credit and serves as the President Elect of the American Otological Society.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company, their positions with the Company and ages as of December 31, 1997, are as follows:

             Name              AGE                   POSITION
             ----              ---                   --------
 Harry S. Robbins............   50 Chairman of the Board of Directors,
                                    President and Chief Executive Officer
 Geoffrey R. Ball............   33 Vice President, Chief Technical Officer and
                                    Director
 R. Michael Crompton.........   39 Vice President of Regulatory and Clinical
                                    Affairs and Quality Assurance
 Peter Hertzmann.............   49 Vice President of Marketing
 Bob H. Katz.................   37 Vice President of Research and Development
 Alfred G. Merriweather......   43 Vice President of Finance and Chief
                                    Financial Officer
 Patrick J. Rimroth..........   42 Vice President of Operations
 John de Mora-Mieszkowski....   53 Director of European Sales and Marketing
 B.J. Cassin(1)(2)...........   64 Director
 Terry Gould.................   40 Director
 Michael J. Levinthal(1)(2)..   43 Director
 Petri T. Vainio(1)(2).......   38 Director

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  HARRY S. ROBBINS co-founded the Company and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its founding in May 1994. From January 1991 to December 1993, Mr. Robbins was President and Chief Executive Officer of CardioRhythm, Inc., a medical device company that, from May 1992, was a subsidiary of Medtronic, Inc. Previously, Mr. Robbins held executive sales and marketing positions with Laserscope and Diasonics, Inc., medical device companies. Mr. Robbins is a director of Business Resource Group, a distributor of office furniture and systems. Mr. Robbins holds a B.A. degree in arts and sciences from Pennsylvania State University.

  GEOFFREY R. BALL invented the FMT, co-founded the Company and has served as Vice President and Chief Technical Officer and a director since May 1994. From 1987 to March 1994, Mr. Ball was a biomedical engineer in the hearing research laboratory at the Veterans Hospital in Palo Alto, California, affiliated with Stanford University. Mr. Ball holds an M.S. degree in systems management from the University of Southern California and a B.S. degree in human development and performance from the University of Oregon.

  R. MICHAEL CROMPTON has been Vice President of Regulatory Affairs and Quality Assurance of the Company since June 1996 and Vice President of Regulatory and Clinical Affairs and Quality Assurance since January 1998. From June 1995 to May 1996, from October 1993 to January 1994 and from February 1992 to August 1992, Mr. Crompton was employed by Advanced Bioresearch Associates, a medical device consulting company, where he specialized in regulatory consultation for FDA-regulated products. From February 1994 to May 1995, Mr. Crompton was an attorney with Hyman, Phelps & McNamara, a Washington, D.C. law firm specializing in FDA matters. From September 1992 to September 1993, Mr. Crompton was Manager of Regulatory Affairs at Tosoh Medics, Inc., a medical device company. Mr. Crompton has a J.D. degree from the University of San Francisco, and a B.A. degree in biochemistry and an M.P.H. degree in biomedical sciences from the University of California at Berkeley.

  PETER HERTZMANN served as Vice President of Marketing and Clinical Affairs of the Company from October 1994 until January 1998 and has since served as Vice President of Marketing. From July 1990 to October 1994, Mr. Hertzmann was the president of Peter Hertzmann, Inc., a marketing consulting firm to the medical device and surgical community. Mr. Hertzmann holds a B.S. degree in photographic science and instrumentation from the Rochester Institute of Technology.

  BOB H. KATZ has been Vice President of Research and Development of the Company since October 1994. From April 1990 to October 1994, Mr. Katz was employed by Telectronics Pacing Systems, a manufacturer of implantable medical devices. At Telectronics Pacing Systems, he served as Program Manager, Bradycardia Product Development, from 1990 to September 1993 and as Director of Strategic Planning, Instrument Systems, from September 1993 to October 1994. Mr. Katz holds a B.A. degree in business administration and a B.S. degree in electrical engineering from Rutgers University, an M.S. degree in biomedical engineering from Boston University and an M.B.A. from Nova Southeastern University.

  ALFRED G. MERRIWEATHER has been Vice President of Finance and Chief Financial Officer of the Company since March 1996. From September 1993 to March 1996, Mr. Merriweather was Senior Vice President of Finance and Administration and Chief Financial Officer of LipoMatrix Inc., a medical device company. From 1983 to August 1993, Mr. Merriweather held executive management positions with Laserscope, including serving as Vice President of Finance and Chief Financial Officer from 1988. Mr. Merriweather holds a B.A. degree in economics from the University of Cambridge, England.

  PATRICK J. RIMROTH has served as Vice President of Operations of the Company since March 1996 and as Vice President of Manufacturing, from November 1995 to March 1996. From June 1994 to October 1995, Mr. Rimroth was Vice President of Research and Development for Camino Neurocare, a medical device company. From December 1988 to June 1994, Mr. Rimroth held multiple research and development management positions with divisions of C.R. Bard, Inc., a medical device company. Mr. Rimroth has a B.S. degree in biology and a B.S.E.E. degree in electronic engineering from Purdue University.

  JOHN DE MORA-MIESZKOWSKI has been Director of European Sales and Marketing since September 1997. From September 1994 to August 1997, Mr. de Mora-Mieszkowski was Marketing and Sales Manager, Europe, for Cochlear AG, a distributor of cochlear implants. From March 1992 to September 1994, Mr. de Mora-Mieszkowski was Divisional Sales Manager for Cilag International AG, a pharmaceutical company. Mr. de Mora-Mieszkowski holds a B.S. degree in biochemistry from the University of London, England.

  B.J. CASSIN has served as a director of the Company since July 1994. Mr. Cassin has been a private venture capital investor since 1979. Previously, he co-founded Xidex Corporation, a manufacturer of data storage media, and served as Vice President of Marketing. Mr. Cassin is a director of Advanced Fiber Communications, Inc. and Cerus Corporation (of which he is Chairman). Mr. Cassin holds an A.B. degree from Holy Cross College.

  TERRY GOULD has served as a director of the Company since May 1996. Mr. Gould has been a partner in the Private Markets Group of Brinson Partners, Inc. since January 1994. From November 1989 to December 1993, Mr. Gould was employed by Trinity Ventures Ltd., a venture capital firm. Mr. Gould holds a B.A. degree in engineering science from Dartmouth College and an M.B.A. degree from Stanford University.

  MICHAEL J. LEVINTHAL has served as a director of the Company since July 1994. Mr. Levinthal has been a General Partner of several venture capital funds affiliated with Mayfield Fund since 1984. He currently serves as a director of InControl, Inc., Focal, Inc. and Heartstream, Inc., medical device companies. Mr. Levinthal holds a B.S., an M.S. and an M.B.A. degree from Stanford University.

  PETRI T. VAINIO has served as a director of the Company since July 1994. Dr. Vainio is a general partner of Sierra Ventures, a venture capital firm he joined in 1988. He currently serves as a director of Heartport, Inc., a medical device company. Dr. Vainio holds M.D. and Ph.D. degrees from the University of Helsinki, Finland, and an M.B.A. degree from Stanford University.

BOARD COMPOSITION

  The Company currently has authorized six directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, to be filed after the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors will be Terry Gould and Geoffrey R. Ball, the Class II directors will be Petri T. Vainio and Michael J. Levinthal and the Class III directors will be B.J. Cassin and Harry S. Robbins. At each annual meeting of stockholders after the initial classification of the Board of Directors, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

  Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers, directors and key employees, other than nonemployee directors, devote substantially full time to the affairs of the Company. The Company's nonemployee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES

  The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The members of the Audit Committee are B.J. Cassin, Michael J. Levinthal and Petri T. Vainio. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The members of the Compensation Committee are B.J. Cassin, Michael J. Levinthal and Petri T. Vainio.

DIRECTOR COMPENSATION

  The Company does not compensate the directors for the services they provide as directors other than reasonable expenses in connection with attendance at Board Meetings, for which directors may receive reimbursement. However, in the past, stock options have been granted to individuals who serve as directors.

EXECUTIVE COMPENSATION

  The following table sets forth the summary of the compensation paid by the Company during the fiscal year ended December 31, 1997 to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers (collectively the "Named Executive Officers"), whose total annual salary and bonus for such fiscal year were in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                       ANNUAL COMPENSATION            AWARDS
                                ----------------------------------  SECURITIES
NAME AND PRINCIPAL                                      OTHER       UNDERLYING
POSITION                   YEAR SALARY($) BONUS($) COMPENSATION($)   OPTIONS
------------------         ---- --------- -------- --------------- ------------
Harry S. Robbins.......... 1997 $224,327  $105,750       --              --
 President and Chief
  Executive Officer
R. Michael Crompton....... 1997  122,627    33,865       --           29,069
 Vice President of
  Regulatory and Clinical
  Affairs and Quality
  Assurance
Bob H. Katz............... 1997  121,706    32,533       --           43,603
 Vice President of
  Research and Development
Alfred G. Merriweather.... 1997  138,832    39,389       --           14,534
 Vice President of Finance
  and Chief Financial
  Officer
Patrick J. Rimroth........ 1997  120,665    33,347       --           29,068
 Vice President of
  Operations

  The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1997 to each of the Named Executive Officers:

             OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1997
                               INDIVIDUAL GRANTS

                                                                    POTENTIAL REALIZABLE
                                 PERCENTAGE OF                        VALUE AT ASSUMED
                                 TOTAL OPTIONS                      ANNUAL RATE OF STOCK
                                  GRANTED TO   EXERCISE              PRICE APPRECIATION
                         OPTIONS EMPLOYEES IN   OR BASE              FOR OPTION TERM(4)
                         GRANTED  FISCAL YEAR    PRICE   EXPIRATION ---------------------
NAME                     (#)(1)     (%)(2)     ($/Sh)(3)    DATE      5% ($)    10% ($)
----                     ------- ------------- --------- ---------- ---------- ----------
Harry S. Robbins........     --        --          --           --          --         --
R. Michael Crompton..... 29,069       7.4        2.20    10/6/2007     409,552    690,023
Bob H. Katz............. 14,534       3.7        1.10    6/20/2007     220,756    360,987
                         29,069       7.4        2.20    10/6/2007     409,552    690,023
Alfred G. Merriweather.. 14,534       3.7        2.20    10/6/2007     204,769    345,000
Patrick J. Rimroth...... 14,534       3.7        1.10    6/20/2007     220,756    360,987
                         14,534       3.7        2.20    10/6/2007     204,769    345,000

--------
(1) Each of the options listed above vests as follows: The options were immediately exercisable, conditioned upon the optionee entering into a restricted stock purchase agreement with the Company with respect to any unvested shares. The options vest or are released from the repurchase option at the rate of one forty-eighth ( 1/48) at the end of each full month beginning on the grant date for each option.

(2) Based on an aggregate of 395,681 options granted by the Company in the year ended December 31, 1997 to employees of and consultants to the Company, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the initial public offering price of $12.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

  The following table sets forth the information with respect to stock option exercises during the year ended December 31, 1997 by each of the Named Executive Officers, and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:

     AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1997 AND
                      OPTION VALUES AT DECEMBER 31, 1997

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                             SHARES        VALUE    FISCAL YEAR-END (#)(1)    FISCAL YEAR-END ($)(2)
                           ACQUIRED ON   REALIZED  ------------------------- -------------------------
NAME                     EXERCISE (#)(1)  ($)(2)   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     --------------- --------- ------------------------- -------------------------
Harry S. Robbins........     250,600     2,806,720     --/--                        --/--
R. Michael Crompton.....          --            -- 94,475/--                 1,021,993/--
Bob H. Katz.............      14,534       158,421     --/--                        --/--
                              29,069       284,876     --/--                        --/--
Alfred G. Merriweather..      14,534       142,433     --/--                        --/--
Patrick J. Rimroth......      14,534       158,421     --/--                        --/--
                              14,534       142,433     --/--                        --/--

--------
(1) Shares and options held by the above Named Executive Officers are subject to vesting over a four year period.
(2) Based on the assumed initial public offering price of $12.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

OPTION VESTING AGREEMENTS

  The Company has entered into an option vesting agreement with each of its officers with whom it has entered into a stock option agreement, to provide for accelerated vesting of all shares subject to such option (i) 12 months after a change in control or (ii) in the event such officer is involuntarily terminated within the 12 month period following a change in control. For purposes of the option vesting agreement, "change in control" is defined as
(i) the closing of a merger, reorganization, sale of shares or sale of substantially all of the assets of the Company in which the stockholders of the Company immediately prior to the closing of the transaction own less than 50% of the voting power of the surviving or controlling entity (or its parent) immediately after the transaction, or (ii) the date of the approval by the stockholders of the Company of a plan of complete liquidation of the Company. The following officers were granted the following options to purchase shares of Common Stock through December 31, 1997, which options vest over four years:
R. Michael Crompton (109,009 shares); Peter Hertzmann (94,474 shares); Bob H. Katz (188,950 shares); Alfred G. Merriweather (112,643 shares); Patrick J. Rimroth (109,008 shares); and Harry S. Robbins (250,600 shares).

INCENTIVE STOCK PLANS

  1994 Option Plan. The 1994 Option Plan was adopted by the Board of Directors and approved by the stockholders in July 1994. As of December 31, 1997, 566,531 shares were subject to outstanding options at exercise prices ranging from $0.14 to $8.81 per share and 403,159 shares were available for future grant under the 1994 Option Plan. The purposes of the 1994 Option Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. Pursuant to the 1994 Option Plan, the Company may grant options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and directors who are employees) and nonqualified stock options to employees, officers, directors and consultants.

  The Compensation Committee is authorized to administer the 1994 Option Plan, including the selection of the employees, directors and consultants of the Company to whom stock options may be granted and the interpretation and adoption of rules for the operation of the 1994 Option Plan. Options granted under the 1994 Option Plan generally vest incrementally over a four-year period. However, the vesting schedule is subject to modification by the Board of Directors. The maximum term for options granted under the 1994 Option Plan is ten years, except that, if at the time of the grant the optionee possesses more than 10% of the combined voting power of the Company (a "10% Stockholder"), the maximum term of an option is five years. The exercise price of incentive stock options granted to a 10% stockholder must be at least 110% of the fair market value of the stock subject to the option on the date of grant. Except pursuant to a merger or other corporate transaction, the exercise price of nonqualified stock options granted under the 1994 Option Plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant. Payment of the exercise price may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee for a sufficient period, cancellation of indebtedness pursuant to a cashless exercise program, if one is implemented by the Company, and any other method permitted by law. The 1994 Option Plan may be amended at any time by the Board of Directors, although certain amendments would require stockholder approval. The 1994 Option Plan will terminate in 2004, unless earlier terminated by the Board of Directors.

  Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in November 1997 and approved by the stockholders in January 1998. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 75,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Common Stock on the last day of a purchase period. Each offering period will last for 24 months and will commence the first day on which the national stock exchanges and The Nasdaq Stock Market are open for trading on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of this offering and will end on October 31, 1998. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan. No shares have been purchased under the Purchase Plan to date.

EMPLOYEE RETIREMENT PLANS

  In April 1996, the Company implemented a Retirement Savings and Investment Plan that is intended to qualify under Section 401(k) of the Code (the "401(k) Plan") covering all of the Company's employees who have attained age 18. An employee may elect to defer, in the form of contributions to the 401(k) Plan on his or her behalf, up to 20% of the total compensation that would otherwise be paid to the employee, not to exceed the amount allowed by applicable Internal Revenue Service guidelines. The Company may in its discretion make matching contributions to the 401(k) Plan, but has not yet done so. Contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. Contributions by the Company are deductible by the Company when made.

                             CERTAIN TRANSACTIONS

  In July, August and October 1994 and January 1995, the Company issued and sold 5,463,000 shares of Series A Preferred Stock at a purchase price of $1.00 per share to a total of 40 investors. The directors, officers and 5% stockholders that purchased shares of Series A Preferred Stock and the number of shares that each purchased are (i) B.J. Cassin and affiliates, 295,000 shares, (ii) Coral Partners IV, Limited Partnership, 1,000,000 shares, (iii) Mayfield VII and affiliates, 1,500,000 shares, (iv) Peter Hertzmann, Inc., 15,000 shares and (v) Sierra Ventures IV and affiliates, 1,750,000 shares. Upon completion of this offering at an assumed initial public offering price of $12.00 per share, all outstanding shares of Preferred Stock will convert into shares of Common Stock at a 1.376-to-one ratio.

  In June 1995, the Company issued and sold 1,378,500 shares of Series B Preferred Stock at a purchase price of $4.00 per share to a total of 31 investors. The directors, officers and 5% stockholders that purchased shares of Series B Preferred Stock and the number of shares that each purchased are
(i) B.J. Cassin and affiliates, 111,188 shares, (ii) Coral Partners IV, Limited Partnership, 250,000 shares, (iii) Mayfield VII and affiliates, 375,000 shares, (iv) Peter Hertzmann, Inc., 3,750 shares and (v) Sierra Ventures IV and affiliates, 437,500 shares.

  In May and June 1996, the Company issued and sold 1,162,451 shares of Series C Preferred Stock at a purchase price of $5.35 per share to a total of 20 investors pursuant to the terms of the Series C Preferred Stock Purchase Agreement. The directors, officers and 5% stockholders that purchased or beneficially held shares of Series C Preferred Stock and the number of shares that each purchased or beneficially held are (i) B.J. Cassin, 18,690 shares,
(ii) Brinson Venture Capital Fund III, L.P. and affiliates, 373,832 shares,
(iii) Coral Partners IV, Limited Partnership, 170,841 shares, (iv) Mayfield VII and affiliates, 256,262 shares, (v) Peter Hertzmann, Inc., 2,804 shares and (vi) Sierra Ventures IV and affiliates, 299,065 shares.

  In November and December 1996 and June 1997, the Company issued and sold 1,190,680 shares of Series D Preferred Stock at a purchase price of $8.00 per share to a total of 14 investors. The 5% stockholders that purchased or beneficially held shares of Series D Preferred Stock and the number of shares that each purchased or beneficially held are (i) B.J. Cassin, 23,125 shares,
(ii) Coral Partners IV, Limited Partnership, 92,706 shares, (iii) Mayfield VII and affiliates, 139,036 shares, (iv) Sierra Ventures and affiliates, 162,238 shares and (v) JJDC, 750,000 shares.

  In connection with the Company's Series D Preferred Stock issuances, the Company granted one of the investors, JJDC, first negotiation rights, whereby the Company agreed that it will not (i) transfer, dispose of, sell, lease or license (exclusively or nonexclusively) to any third party, any of certain defined intellectual property rights that are or may be used or may have application in the field of implantable and semi-implantable hearing aid devices or (ii) transfer or dispose of all or substantially all of the assets or voting securities of the Company to any third party until it provides JJDC the opportunity to consummate a similar transaction. JJDC's first negotiation rights survive for a period of 18 months from the date of the June 1997 Series D Preferred Stock financing or 12 months from the effective date of the Company's registration statement relating to its initial public offering, whichever first occurs. Notwithstanding the foregoing, JJDC's first negotiation rights terminate in the event that JJDC, either directly or through an affiliate, does not participate as an investor in this offering.

  On March 14, 1997, the Company entered into an assignment agreement with VibRx, Inc., a Delaware corporation ("VibRx"), whereby the Company assigned to VibRx all of the right, title and interest of the Company in and to any and all existing inventions, original works of authorship, developments, improvements, trade secrets, patents and patent applications relating to (i) an apparatus and method for sonically enhanced drug delivery and (ii) an apparatus and method for sonically enhanced drug delivery with micro electromechanical machining. Harry
S. Robbins, the Company's President, is the President, sole director and sole stockholder of VibRx. Independent and disinterested members of the Company's Board of Directors negotiated the terms of such transfer with Mr. Robbins, who negotiated on behalf of VibRx. Such terms provide that immediately prior to the closing of an initial financing in which VibRx receives at least $500,000, VibRx will issue to Symphonix that number of shares of common stock equal to 20% of the then outstanding capital stock of VibRx (including reserved shares).

  The Company has granted certain officers options to purchase shares of the Company's Common Stock, which options were early exercised and paid for by delivery of promissory notes to the Company by the following officers in the following aggregate amounts (including accrued interest): Bob H. Katz ($92,882), Alfred G. Merriweather ($94,473), Patrick J. Rimroth ($99,764) and Harry S. Robbins ($226,852). The notes have terms of five years and accrue interest at an annual rate of approximately 6.5%.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of December 31, 1997, and as adjusted to reflect the sale of Common Stock offered by the Company hereby for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.

                                                                                PERCENT
                                                                             BENEFICIALLY
                                                                                 OWNED
                                                                 SHARES    -----------------
                                                              BENEFICIALLY  BEFORE   AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)   OFFERING OFFERING
------------------------------------                          ------------ -------- --------
Entities Affiliated with Sierra Ventures(2).................   1,954,294     20.6%    16.6%
 3000 Sand Hill Road
 Building 4, Suite 210
 Menlo Park, CA 94025
Entities Affiliated with Mayfield(3)........................   1,682,638     17.8%    14.3%
 2800 Sand Hill Road, 2nd Floor
 Menlo Park, CA 94025
Harry S. Robbins(4).........................................   1,326,181     14.0%    11.3%
 Symphonix Devices, Inc.
 3047 Orchard Parkway
 San Jose, CA 95134
Coral Partners IV, Limited Partnership......................   1,099,960     11.6%     9.4%
 60 South Sixth Street, Suite 3510
 Minneapolis, MN 55402
Geoffrey R. Ball............................................     672,238      7.1%     5.7%
 Symphonix Devices, Inc.
 3047 Orchard Parkway
 San Jose, CA 95134
Petri T. Vainio(2)..........................................   1,954,294     20.6%    16.6%
Michael J. Levinthal(3).....................................   1,682,638     17.8%    14.3%
Johnson & Johnson Development Corporation...................     545,058      5.8%     4.6%
 One Johnson & Johnson Plaza
 New Brunswick, NJ 08933
B.J. Cassin(5)..............................................     354,875      3.7%     3.0%
Terry Gould(6)..............................................     286,486      3.0%     2.4%
Bob H. Katz.................................................     162,788      1.7%     1.4%
Alfred G. Merriweather(7)...................................     112,643      1.2%       *
Patrick J. Rimroth(8).......................................     109,009      1.2%       *
R. Michael Crompton(9)......................................     109,008      1.2%       *
All directors and executive officers as a group (11 persons)
 (2)(3)(4)(5)(6)(7)(8)(9)...................................   6,880,297     71.5%    57.7%

--------
 * Represents beneficial ownership of less than one percent.
(1) Except as otherwise noted in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Consists of 1,850,887 shares held by Sierra Ventures IV, 74,111 shares held by Sierra Ventures IV International and an option to purchase up to 29,296 shares exercisable within 60 days after December 31, 1997 held by Petri T. Vainio. Dr. Vainio, a director of the Company, is a General Partner of the Sierra entities and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

(3) Consists of 1,567,441 shares held by Mayfield VII, 82,494 shares held by Mayfield Associates Fund II and 32,703 shares held by Mayfield VII Management Partners. Mr. Levinthal is a General Partner of Mayfield VII Management Partners, which is General Partner of Mayfield VII and Mayfield Associates Fund II, and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest.

(4) All such shares are held in the name of the Robbins Family Trust. Mr. Robbins holds voting and dispositive power over all such shares.

(5) Consists of (i) 230,195 shares held in the name of the Cassin Family Trust, over which Mr. Cassin holds voting and dispositive power, (ii) 95,384 shares held by Cassin Family Partners, a California Limited Partnership, over which Mr. Cassin holds voting and dispositive power and
    (iii) an option to purchase up to 29,296 shares exercisable within 60 days after December 31, 1997.

(6) Consists of 246,316 shares held by Brinson Venture Capital Fund III, L.P. ("Brinson L.P.") and 40,170 shares held by Brinson Trust Company as Trustee of the Brinson MAP Venture Capital Fund III ("Brinson MAP"). Mr. Gould, a director of the Company, is a partner in the Private Markets Group of Brinson Partners, Inc. Brinson Partners, Inc. is the General Partner of Brinson L.P. and the manager of Brinson MAP. Mr. Gould disclaims beneficial ownership of the shares held by such entities.

(7) All such shares are held in the name of the Merriweather Family Trust. Mr. Merriweather holds voting and dispositive power over all such shares.

(8) All such shares are held in the name of the Rimroth Family Trust. Mr. Rimroth holds voting and dispositive power over all such shares.

(9) Includes options to purchase up to 94,475 shares exercisable within 60 days after December 31, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the restatement of the Company's Certificate of Incorporation after the closing of this offering.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of December 31, 1997, there were 9,466,742 shares of Common Stock outstanding which were held of record by 101 stockholders, on a pro forma basis to reflect the conversion of all outstanding shares of Preferred Stock which will occur upon the closing of this offering.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon the closing of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  After the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock, none of which will be outstanding. The Board of Directors will have the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series.

  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

  As of December 31, 1997, the Company had outstanding a warrant to purchase 26,889 shares of Common Stock at $1.38 per share expiring in October 2004 and two warrants to purchase an aggregate of 6,722 shares of Common Stock at $5.50 per share expiring in October 2004. The shares underlying these warrants are entitled to registration rights. See "--Registration Rights of Certain Holders."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  The holders of 6,682,078 shares of Common Stock and warrants to purchase 33,611 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least a majority of the Registrable Securities may require, on two occasions beginning three months after the date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least 20% of the Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1.0 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws to be effective upon completion of this offering may have the effect of preventing, discouraging or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Bylaws limit the ability of stockholders of the Company to raise matters at a meeting of stockholders without giving advance notice.

  The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the Chairman of the Board or by the President of the Company.

  The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation form engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could materially and adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could materially and adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon the completion of this offering, the Company will have 11,766,742 shares of Common Stock outstanding, assuming no exercise of options after December 31, 1997. Of these shares, all of the 2,300,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 9,466,742 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Such restricted shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus and (ii) approximately 9,778,368 additional shares (including approximately 311,615 shares subject to outstanding vested options and outstanding warrants) will be available for sale 180 days after the date of this Prospectus upon expiration of the Lock-up Agreements, subject to certain volume and other limitations under Rule 144. The Company and its directors, executive officers and all of its stockholders have entered into the Lock-up Agreements, under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock or options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, owned by them for a period of 180 days following the day on which the Registration Statement becomes effective (the "Effective Date"), without the prior written consent of Cowen & Company or the Company, as the case may be, except that, without such consent, the Company may issue Common Stock and grant options pursuant to the 1994 Option Plan and issue Common Stock pursuant to the exercise of outstanding warrants, and the current stockholders of the Company who are not executive officers or directors of the Company may sell Common Stock acquired in the offering or in the open market. The Company has agreed not to release any stockholders from the terms of the Lock-up Agreements with the Company. Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to Lock-up Agreements.

  As of December 31, 1997, 566,531 shares were subject to outstanding options. All of these shares are subject to the Lock-up Agreements. In addition, 6,719,689 of the shares outstanding immediately following the completion of this offering (including up to 33,611 shares of Common Stock subject to outstanding warrants) will be entitled to registration rights with respect to such shares upon the release of the Lock-up Agreements. The number of shares sold in the public market could increase if such rights are exercised.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 118,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner, except an affiliate), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 promulgated under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Cowen & Company and UBS Securities LLC (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER
     NAME                                                              OF SHARES
     ----                                                              ---------
     Cowen & Company..................................................
     UBS Securities LLC...............................................
                                                                       ---------
       Total.......................................................... 2,300,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow and such dealers may re-
allow a concession not in excess of $    per share to certain other dealers.
The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the Effective Date, to purchase up to 345,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The Company and its directors, executive officers and all of its stockholders (holding in the aggregate approximately 9,466,742 shares of Common Stock) have agreed with the Company or Cowen & Company that they will not, without the prior written consent of the Company or Cowen & Company, as the case may be, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of or otherwise agree to dispose of, directly or indirectly any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, owned by them for a period of 180 days following the day on which the Registration Statement becomes effective, except that, without such consent, the Company may issue Common Stock and grant options pursuant to the 1994 Option Plan and issue Common Stock pursuant to the exercise of outstanding warrants, and the current stockholders of the Company who are not executive officers or directors of the Company may sell Common Stock acquired in the offering or in the open market. The Company has agreed not to release any stockholders from the terms of Lock-up Agreements with the Company. See "Shares Eligible for Future Sale." In addition, the Company has agreed that it will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock during such 180-day period except in certain limited circumstances.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock has been determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

  The Representatives have advised the Company that certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cooley Godward, LLP, Palo Alto, California is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. As of December 31, 1997, a certain investment partnership of Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially owned an aggregate of 18,168 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and the period from May 17, 1994 (date of inception) to December 31, 1994 and for the cumulative period from May 17, 1994 to December 31, 1997, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules filed therewith, which may be inspected without charge at, or copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and such exhibits and schedules are also available on the Commissions's Web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            SYMPHONIX DEVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-7
Notes to Consolidated Financial Statements................................. F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Symphonix Devices, Inc. and Subsidiary

  We have audited the accompanying consolidated balance sheets of Symphonix Devices, Inc. and Subsidiary (a company in the development stage) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from May 17, 1994 (date of inception) to December 31, 1994, for each of the three years in the period ended December 31, 1997, and for the cumulative period from May 17, 1994 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symphonix Devices, Inc. and Subsidiary (a company in the development stage) as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from May 17, 1994 (date of inception) to December 31, 1994, for each of the three years in the period ended December 31, 1997, and for the cumulative period from May 17, 1994 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

San Jose, California
January 9, 1998

                     SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                          CONSOLIDATED BALANCE SHEETS

                                                                    PRO FORMA
                                            DECEMBER 31,          DECEMBER 31,
                                      --------------------------      1997
                                          1996          1997      (SEE NOTE 11)
                                      ------------  ------------  -------------
                                                                   (UNAUDITED)
               ASSETS
               ------
Current assets:
  Cash and cash equivalents.......... $  6,539,156  $  4,908,097
  Short-term investments.............    4,570,723     6,548,952
  Prepaid expenses and other current
   assets............................       76,694       451,109
                                      ------------  ------------
    Total current assets.............   11,186,573    11,908,158
Property and equipment, net..........      757,111     1,156,773
Other assets.........................        7,720        76,155
                                      ------------  ------------
    Total assets..................... $ 11,951,404  $ 13,141,086
                                      ============  ============
             LIABILITIES
             -----------
Current liabilities:
  Accounts payable................... $     42,487  $    366,390
  Accrued compensation...............      675,429       887,976
  Other accrued liabilities..........      115,002       776,517
  Current portion of capital lease
   obligation........................      284,644       322,562
                                      ------------  ------------
    Total current liabilities........    1,117,562     2,353,445
Capital lease obligation, less
 current portion.....................      595,572       325,056
Bank borrowings......................          --      2,000,000
                                      ------------  ------------
    Total liabilities................    1,713,134     4,678,501
                                      ------------  ------------
Commitments (Note 7)
        STOCKHOLDERS' EQUITY
        --------------------
Convertible preferred stock, $.001
 par value:
  Authorized: 9,750,000 shares ......
  Issued and outstanding: 8,444,631
   shares in 1996, 9,194,631 shares
   in 1997, no shares pro forma
   (Liquidation value: $26,721,553 at
   December 31, 1997)................        8,445         9,195
Common stock, $.001 par value:
  Authorized: 20,000,000 shares .....
  Issued and outstanding: 2,384,329
   shares in 1996, 2,784,664 shares
   in 1997 and 9,466,742 shares pro
   forma.............................        2,384         2,785  $      9,467
Notes receivable from stockholders...     (139,200)     (499,199)     (499,199)
Deferred compensation................          --     (2,034,018)   (2,034,018)
Unrealized losses on short-term
 investments.........................          --         (1,218)       (1,218)
Additional paid-in capital...........   20,879,232    29,472,694    29,475,207
Cumulative translation adjustments...          --          1,616         1,616
Deficit accumulated during the
 development stage...................  (10,512,591)  (18,489,270)  (18,489,270)
                                      ------------  ------------  ------------
    Total stockholders' equity.......   10,238,270     8,462,585  $  8,462,585
                                      ------------  ------------  ============
      Total liabilities and
       stockholders' equity.......... $ 11,951,404  $ 13,141,086
                                      ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                     SYMPHONIX DEVICES INC. AND SUBSIDIARY
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               CUMULATIVE
                          PERIOD FROM                                         PERIOD FROM
                          MAY 17, 1994                                        MAY 17, 1994
                            (DATE OF                                            (DATE OF
                           INCEPTION)                                          INCEPTION)
                               TO            YEAR ENDED DECEMBER 31,               TO
                          DECEMBER 31, -------------------------------------  DECEMBER 31,
                              1994        1995         1996         1997          1997
                          ------------ -----------  -----------  -----------  ------------
Costs and expenses:
  Research and
   development..........   $ 706,607   $ 3,306,994  $ 5,399,056  $ 6,393,781  $ 15,806,438
  General and
   administrative.......     140,961       624,685    1,047,076    2,057,264     3,869,986
                           ---------   -----------  -----------  -----------  ------------
    Operating loss......    (847,568)   (3,931,679)  (6,446,132)  (8,451,045)  (19,676,424)
Interest income.........      95,344       340,818      423,689      580,569     1,440,420
Interest expense........                   (60,950)     (86,113)    (106,203)     (253,266)
                           ---------   -----------  -----------  -----------  ------------
    Net loss............   $(752,224)  $(3,651,811) $(6,108,556) $(7,976,679) $(18,489,270)
                           =========   ===========  ===========  ===========  ============
Net loss per common
 share and per common
 share-assuming
 dilution...............   $   (0.42)  $     (1.86) $     (2.79) $     (3.09) $      (8.46)
                           =========   ===========  ===========  ===========  ============
Shares used in computing
 net loss per common
 share and per common
 share-assuming
 dilution...............   1,770,726     1,961,551    2,190,040    2,579,177     2,184,309
                           =========   ===========  ===========  ===========  ============
Pro forma net loss per
 common share and per
 common share-assuming
 dilution...............                                         $     (0.92)
                                                                 ===========
Shares used in computing
 pro forma net loss per
 common share and per
 common share-assuming
 dilution...............                                           8,713,953
                                                                 ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                     SYMPHONIX DEVICES INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE PERIOD FROM MAY 17, 1994
                   (DATE OF INCEPTION) TO DECEMBER 31, 1997

                                                                                                           DEFICIT
                                                        NOTES                    UNREALIZED              ACCUMULATED
                   PREFERRED STOCK    COMMON STOCK    RECEIVABLE               GAINS (LOSSES) ADDITIONAL DURING THE
                   ---------------- ----------------     FROM       DEFERRED   ON SHORT-TERM   PAID-IN   DEVELOPMENT
                    SHARES   AMOUNT  SHARES   AMOUNT STOCKHOLDERS COMPENSATION  INVESTMENTS    CAPITAL      STAGE
                   --------- ------ --------- ------ ------------ ------------ -------------- ---------- -----------
 Common stock
 issued in June
 1994 to founder
 at $.03 per
 share in
 exchange for
 promissory note.                   1,075,581 $1,076   $(29,600)                                 $28,524
 Common stock
 issued in June
 1994 to founder
 at $.03 per
 share in
 exchange for
 services and
 cash............                     679,501    679                                              18,021
 Common stock
 issued in
 December 1994 in
 connection with
 stock option
 exercises.......                     145,348    145                                              19,855
 Partial
 repayment on
 promissory note
 from
 stockholder.....                                        14,800
 Series A
 preferred stock
 issued in July
 1994 to
 investors at
 $1.00 per share,
 net of issuance
 costs of
 $27,089.........  5,270,000 $5,270                                                            5,237,641
 Series A
 preferred stock
 issued in July
 1994 at $1.00
 per share in
 exchange for
 services........     24,000     24                                                               23,976
 Net loss........                                                                                        $ (752,224)
                   --------- ------ --------- ------   --------       ---           ---       ---------- ----------
Balances,
December 31,
1994.............  5,294,000  5,294 1,900,430  1,900    (14,800)                               5,328,017   (752,224)
 Series A
 preferred stock
 issued in
 January 1995 at
 $1.00 per share
 in exchange for
 services........     30,000     30                                                               29,970
 Series A
 preferred stock
 issued in
 January 1995 to
 investors at
 $1.00 per share,
 net of issuance
 costs of $470...    139,000    139                                                              138,391
 Series B
 preferred stock
 issued in June
 1995 to
 investors at
 $4.00 per share,
 net of issuance
 costs of
 $16,622.........  1,378,500  1,379                                                            5,495,999
 Common stock
 issued in
 January and
 December 1995 in
 connection with
 stock option
 exercises.......                      79,712     80                                              10,888
 Net loss........                                                                                        (3,651,811)
                   --------- ------ --------- ------   --------       ---           ---       ---------- ----------
Balances,
December 31,
1995.............  6,841,500  6,842 1,980,142  1,980    (14,800)                              11,003,265 (4,404,035)
                       TOTAL
                   STOCKHOLDERS'
                      EQUITY
                   -------------
 Common stock
 issued in June
 1994 to founder
 at $.03 per
 share in
 exchange for
 promissory note.   $      --
 Common stock
 issued in June
 1994 to founder
 at $.03 per
 share in
 exchange for
 services and
 cash............       18,700
 Common stock
 issued in
 December 1994 in
 connection with
 stock option
 exercises.......       20,000
 Partial
 repayment on
 promissory note
 from
 stockholder.....       14,800
 Series A
 preferred stock
 issued in July
 1994 to
 investors at
 $1.00 per share,
 net of issuance
 costs of
 $27,089.........    5,242,911
 Series A
 preferred stock
 issued in July
 1994 at $1.00
 per share in
 exchange for
 services........       24,000
 Net loss........     (752,224)
                   -------------
Balances,
December 31,
1994.............    4,568,187
 Series A
 preferred stock
 issued in
 January 1995 at
 $1.00 per share
 in exchange for
 services........       30,000
 Series A
 preferred stock
 issued in
 January 1995 to
 investors at
 $1.00 per share,
 net of issuance
 costs of $470...      138,530
 Series B
 preferred stock
 issued in June
 1995 to
 investors at
 $4.00 per share,
 net of issuance
 costs of
 $16,622.........    5,497,378
 Common stock
 issued in
 January and
 December 1995 in
 connection with
 stock option
 exercises.......       10,968
 Net loss........   (3,651,811)
                   -------------
Balances,
December 31,
1995.............    6,593,252

                     SYMPHONIX DEVICES INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY, CONTINUED
                       FOR THE PERIOD FROM MAY 17, 1994
                   (DATE OF INCEPTION) TO DECEMBER 31, 1997

                                                                                                                      DEFICIT
                                                        NOTES                   UNREALIZED                          ACCUMULATED
                   PREFERRED STOCK    COMMON STOCK    RECEIVABLE                 LOSSES ON  ADDITIONAL  CUMULATIVE   DURING THE
                   ---------------- ----------------     FROM       DEFERRED    SHORT-TERM    PAID-IN   TRANSLATION DEVELOPMENT
                    SHARES   AMOUNT  SHARES   AMOUNT STOCKHOLDERS COMPENSATION  INVESTMENTS   CAPITAL   ADJUSTMENTS    STAGE
                   --------- ------ --------- ------ ------------ ------------  ----------- ----------- ----------- ------------
Balances,
December 31,
1995.............  6,841,500 $6,842 1,980,142 $1,980  $ (14,800)                            $11,003,265             $ (4,404,035)
 Series C
 preferred stock
 issued in June
 1996 to
 investors at
 $5.35 per share,
 net of issuance
 costs of
 $55,864.........  1,162,451  1,162                                                           6,162,087
 Series D
 preferred stock
 issued in
 December 1996 to
 investors at
 $8.00 per share,
 net of issuance
 costs $5,865....    440,680    441                                                           3,519,134
 Common stock
 issued in
 connection with
 stock option
 exercise in
 exchange for
 $70,750 in cash
 and $124,400 of
 notes receivable
 from
 stockholders,
 net of
 repurchase of
 72,674 shares...                     404,187    404   (124,400)                                194,746
 Net loss........                                                                                                     (6,108,556)
                   --------- ------ --------- ------  ---------                             -----------             ------------
Balances,
December 31,
1996.............  8,444,631  8,445 2,384,329  2,384   (139,200)                             20,879,232              (10,512,591)
 Series D
 preferred stock
 issued in June
 1997 to
 investors at
 $8.00 per share,
 net of issuance
 costs $10,100...    750,000    750                                                           5,989,150
 Common stock
 issued in
 connection with
 stock option
 exercise in
 exchange for
 $33,913 in cash
 and $359,999 of
 notes receivable
 from
 stockholders....                     400,335    401   (359,999)                                393,511
 Deferred
 compensation
 related to grant
 of stock
 options.........                                                 $(2,210,801)                2,210,801
 Amortization of
 deferred
 compensation....                                                     176,783
 Unrealized
 losses on short-
 term
 investments.....                                                                 $(1,218)
 Translation
 adjustments.....                                                                                         $1,616
 Net loss........                                                                                                     (7,976,679)
                   --------- ------ --------- ------  ---------   -----------     -------   -----------   ------    ------------
Balances,
December 31,
1997.............  9,194,631 $9,195 2,784,664 $2,785  $(499,199)  $(2,034,018)    $(1,218)  $29,472,694   $1,616    $(18,489,270)
                   ========= ====== ========= ======  =========   ===========     =======   ===========   ======    ============
                       TOTAL
                   STOCKHOLDERS'
                      EQUITY
                   -------------
Balances,
December 31,
1995.............   $ 6,593,252
 Series C
 preferred stock
 issued in June
 1996 to
 investors at
 $5.35 per share,
 net of issuance
 costs of
 $55,864.........     6,163,249
 Series D
 preferred stock
 issued in
 December 1996 to
 investors at
 $8.00 per share,
 net of issuance
 costs $5,865....     3,519,575
 Common stock
 issued in
 connection with
 stock option
 exercise in
 exchange for
 $70,750 in cash
 and $124,400 of
 notes receivable
 from
 stockholders,
 net of
 repurchase of
 72,674 shares...        70,750
 Net loss........    (6,108,556)
                   -------------
Balances,
December 31,
1996.............    10,238,270
 Series D
 preferred stock
 issued in June
 1997 to
 investors at
 $8.00 per share,
 net of issuance
 costs $10,100...     5,989,900
 Common stock
 issued in
 connection with
 stock option
 exercise in
 exchange for
 $33,913 in cash
 and $359,999 of
 notes receivable
 from
 stockholders....        33,913
 Deferred
 compensation
 related to grant
 of stock
 options.........           --
 Amortization of
 deferred
 compensation....       176,783
 Unrealized
 losses on short-
 term
 investments.....        (1,218)
 Translation
 adjustments.....         1,616
 Net loss........    (7,976,679)
                   -------------
Balances,
December 31,
1997.............   $ 8,462,585
                   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                     SYMPHONIX DEVICES INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 CUMULATIVE
                          PERIOD FROM                                           PERIOD FROM
                            MAY 17,                                               MAY 17,
                           1994 (DATE                                            1994 (DATE
                               OF                                                    OF
                           INCEPTION)                YEAR ENDED                  INCEPTION)
                               TO                   DECEMBER 31,                     TO
                          DECEMBER 31,  --------------------------------------  DECEMBER 31,
                              1994          1995         1996         1997          1997
                          ------------  ------------  -----------  -----------  ------------
Cash flows from
operating activities:
 Net loss...............  $   (752,224) $ (3,651,811) $(6,108,556) $(7,976,679) $(18,489,270)
 Adjustment to reconcile
 net loss to net cash
 used in operating
 activities:
   Amortization of
   deferred
   compensation.........           --            --           --       176,783       176,783
   Depreciation and
   amortization.........        17,523       198,891      420,814      497,939     1,135,167
   Preferred and common
   shares issued for
   services.............        62,600        30,000          --           --         92,600
   Changes in operating
   assets and
   liabilities:
     Prepaid expenses
     and other current
     assets.............       (56,473)        2,376      (22,597)    (374,415)    (451,109)
     Accounts payable...        24,483        44,313      (26,309)     323,903       366,390
     Accrued
     compensation.......        44,137       380,435      250,857      212,547       887,976
     Other accrued
     liabilities........       141,338      (126,149)      99,813      661,515       776,517
                          ------------  ------------  -----------  -----------  ------------
      Net cash used in
      operating
      activities........      (518,616)   (3,121,945)  (5,385,978)  (6,478,407)  (15,504,946)
                          ------------  ------------  -----------  -----------  ------------
Cash flows from
investing activities:
 Purchases of short-term
 investments............   (20,104,675)  (12,784,507)  (8,223,266) (10,007,214)  (51,119,662)
 Sales of short-term
 investments............    15,840,978    12,811,175    7,889,572    8,027,767    44,569,492
 Purchases of property
 and equipment..........      (294,492)     (691,127)    (408,720)    (897,601)   (2,291,940)
 Change in other assets.       (24,643)      (34,041)      50,964      (68,435)      (76,155)
                          ------------  ------------  -----------  -----------  ------------
      Net cash used in
      investing
      activities........    (4,582,832)     (698,500)    (691,450)  (2,945,483)   (8,918,265)
                          ------------  ------------  -----------  -----------  ------------
Cash flows from
financing activities:
 Proceeds from capital
 leases.................       134,968       552,938      518,254       63,021     1,269,181
 Payments on capital
 lease obligations......        (2,970)     (101,531)    (221,443)    (295,619)     (621,563)
 Proceeds from bank
 borrowings.............           --            --           --     2,000,000     2,000,000
 Payments received on
 notes receivable from
 stockholders...........        14,800           --           --           --         14,800
 Proceeds from issuance
 of preferred stock, net
 of issuance costs......     5,242,911     5,635,908    9,682,824    5,989,900    26,551,543
 Proceeds from issuance
 of common stock........           100        10,968       70,750       33,913       115,731
                          ------------  ------------  -----------  -----------  ------------
      Net cash provided
      by financing
      activities........     5,389,809     6,098,283   10,050,385    7,791,215    29,329,692
                          ------------  ------------  -----------  -----------  ------------
Net increase in cash and
cash equivalents........       288,361     2,277,838    3,972,957    1,631,059     4,906,481
Effect of exchange rates
on cash and cash
equivalents.............           --            --           --         1,616         1,616
Cash and cash
equivalents, beginning
of period...............           --        288,361    2,566,199    6,539,156           --
                          ------------  ------------  -----------  -----------  ------------
Cash and cash
equivalents, end of
period..................  $    288,361  $  2,566,199  $ 6,539,156  $ 4,908,097  $  4,908,097
                          ============  ============  ===========  ===========  ============
Supplemental disclosure
of cash flow
information:
 Cash paid during the
 period for interest....  $        --   $     60,950  $    86,113  $   106,203  $    253,266
                          ============  ============  ===========  ===========  ============
 Common stock issued in
 exchange for promissory
 note...................  $     29,600  $        --   $   124,400  $   359,999  $    513,999
                          ============  ============  ===========  ===========  ============
 Preferred stock issued
 in exchange for
 services...............  $     24,000  $     30,000  $       --   $       --   $     54,000
                          ============  ============  ===========  ===========  ============
 Common stock issued in
 exchange for services..  $     38,600  $        --   $       --   $       --   $     38,600
                          ============  ============  ===========  ===========  ============
 Unrealized losses on
 short-term investments.  $        --   $        --   $       --   $    (1,218) $     (1,218)
                          ============  ============  ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF THE COMPANY:

  Symphonix Devices, Inc. and Subsidiary (a company in the development stage, referred to hereafter as the "Company") was incorporated on May 17, 1994 to develop and manufacture implantable and semi-implantable hearing devices. Since its inception, the Company has been primarily engaged in developing its initial product technology, raising capital and recruiting personnel.

  In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 1999. The Company plans to continue its operations with proceeds from the sale of capital stock, such as the initial public offering contemplated by the Prospectus, of which these financial statements are a part, and with revenues from product sales. If the offering contemplated herein is not consummated, the Company will have to seek other sources of capital or adjust its operating plans.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents:

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Short-Term Investments:

  All short-term investments are classified as available-for-sale and therefore are carried at fair market value. Unrealized gains and losses on such securities, when material, are reported as a separate component of stockholders' equity. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method.

 Property and Equipment:

  Property and equipment are stated at cost and are depreciated on a straight-line basis over the shorter of the estimated useful lives of three to five years or the length of the lease for leasehold improvements and assets acquired under capital leases.

 Research and Development:

  Research and development costs are charged to operations as incurred.

 Concentration of Credit Risk and Other Risks and Uncertainties:

  The Company's cash, cash equivalents, and short-term investments are primarily maintained at two financial institutions.

  The Company's products require approvals from the Food and Drug Administration and international regulatory agencies prior to commercialized sales. There can be no assurance that the Company's products will receive any of these required approvals. If the Company was denied such approval or such approvals were delayed, it would have a materially adverse impact on the Company.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Income Taxes:

  The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Foreign currency translation:

  The Company's international subsidiary uses its local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of stockholders' equity.

 Computation of Historical Net Loss Per Common Share and Per Common Share-Assuming Dilution:

  The Company adopted Financial Accounting Standards Board No. 128 "Earnings Per Share" and accordingly all prior periods have been restated. Net loss per common share and per common share-assuming dilution, on an historical basis, are computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation of net loss per common share-assuming dilution as their effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, issued February 1998, common and common equivalent shares issued at prices below the anticipated public offering price during the 12 months immediately preceding the initial filing date have not been included in either calculation.

 Recent Accounting Pronouncements:

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in 1998, has not been determined.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998. The Company operates in one business segment; namely, the design, manufacture, and sale of implantable and semi-implantable hearing management devices.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. SHORT-TERM INVESTMENTS:

  Marketable securities are deemed by management to be available-for-sale and at December 31, 1996 and 1997 comprise:

                               DECEMBER 31, 1996              DECEMBER 31, 1997
                         ------------------------------ ------------------------------
                                    ACCRUED  ESTIMATED             ACCRUED  ESTIMATED
                         COST BASIS INTEREST FAIR VALUE COST BASIS INTEREST FAIR VALUE
                         ---------- -------- ---------- ---------- -------- ----------
Municipal bonds......... $  499,200 $ 8,229  $  507,429 $  499,938 $ 8,229  $  508,307
Commercial paper........  1,000,512  33,753   1,034,265  2,000,000  15,504   2,015,504
Medium term notes.......  1,999,496  27,324   2,026,820  3,005,665  21,196   3,026,057
U.S. Government agen-
 cies...................  1,000,000   2,209   1,002,209    995,710   3,928     999,084
                         ---------- -------  ---------- ---------- -------  ----------
                         $4,499,208 $71,515  $4,570,723 $6,501,313 $48,857  $6,548,952
                         ========== =======  ========== ========== =======  ==========

  At December 31, 1996 and 1997, scheduled maturities for all of the available-for-sale securities were less than one year. There were no realized gains or losses recognized in 1996 and 1997.

4. PROPERTY AND EQUIPMENT:

  Property and equipment include amounts for assets acquired under capital leases of $1,206,160 and $1,201,775, with related accumulated amortization of $510,734 and $882,148 at December 31, 1996 and 1997, respectively. Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------  -----------
   Furniture and fixtures.............................. $  123,598  $   150,751
   Machinery and equipment.............................    984,285    1,407,414
   Leasehold improvements..............................    223,426      625,456
   Software............................................     63,030      108,319
                                                        ----------  -----------
                                                         1,394,339    2,291,940
   Less accumulated depreciation and amortization......   (637,228)  (1,135,167)
                                                        ----------  -----------
                                                        $  757,111  $ 1,156,773
                                                        ==========  ===========

5. CAPITAL LEASE OBLIGATIONS:

 Capital Leases:

  The Company has capital lease obligations under seven lease lines that expire between 1998 and 2001. Under the terms of these lease lines, the Company is responsible for property taxes and insurance.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  At December 31, 1997, the future minimum payments under capital leases are as follows:

   1998............................................................... $389,721
   1999...............................................................  255,856
   2000...............................................................   97,162
   2001...............................................................    8,305
                                                                       --------
   Minimum lease payments.............................................  751,044
   Less amount representing interest..................................  103,426
                                                                       --------
   Principal amount of minimum lease payments.........................  647,618
   Less current portion...............................................  322,562
                                                                       --------
                                                                       $325,056
                                                                       ========

6. BANK BORROWINGS

  The Company has a Loan Agreement with a bank providing for borrowings of up to $2,000,000 and the issuance of letters of credit up to $250,000. The agreement provides a revolving line of credit through December 31, 1998 after which the principal amount is repayable over four years. Borrowings under the agreement bear interest at the bank's prime rate plus 0.75% (9.25% at December 31, 1997) and are secured by substantially all of the Company's assets. The Company is required to maintain certain levels of cash and stockholders' equity and to comply with certain other financial covenants.

  At December 31, 1997, the Company had borrowings of $2,000,000 and an outstanding letter of credit in the amount of $243,680 under the Loan Agreement.

  Future payments of principal under the Loan Agreement are as follows:

       1998.......................................................... $      --
       1999..........................................................    500,000
       2000..........................................................    500,000
       2001..........................................................    500,000
       2002..........................................................    500,000
                                                                      ----------
                                                                      $2,000,000
                                                                      ==========

7. COMMITMENTS:

 Operating Lease:

  The Company rents its facilities under an operating lease which expires in August 1998. Under the terms of the lease, the Company is responsible for taxes, insurance and maintenance expenses. In October 1997, the Company entered into a lease on a new facility for a five year period commencing in January 1998 and ending in December 2002.

  Future minimum lease payments under these operating leases as of December 31, 1997 are as follows:

       1998.......................................................... $  755,468
       1999..........................................................    655,950
       2000..........................................................    664,663
       2001..........................................................    634,704
       2002..........................................................    666,432
                                                                      ----------
                                                                      $3,377,217
                                                                      ==========

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Rent expense for the periods ended December 31, 1995, 1996, 1997 and the period from May 17, 1994 (date of inception) to December 31, 1997 was $117,243, $118,344, $161,887 and $443,006, respectively.

8. STOCKHOLDERS' EQUITY:

 Initial Public Offering

  In November 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell its common stock in an initial public offering.

 Reverse Stock Split

  In November 1997, the Company's Board of Directors approved a one-for-1.376 reverse stock split of the Company's common stock and a corresponding change in the preferred stock conversion ratios. All common stock and per share amounts in these financial statements have been adjusted retroactively to give effect to the split. In addition, the Company's Board of Directors approved an Amended and Restated Certificate of Incorporation which eliminates the existing convertible preferred stock and changes the number of authorized preferred stock to 5,000,000 shares, $0.001 par value, and increases the shares of common stock authorized to 50,000,000 shares, which Certificate is to be filed following the effectiveness of the initial public offering.

 Convertible Preferred Stock:

  At December 31, 1997, the amounts, terms and liquidation value of Series A, Series B, Series C and Series D convertible preferred stock were:

                                                            SHARES OF
                                                              COMMON
                                                              STOCK
                                                  SHARES     RESERVED  PREFERENTIAL
                                       SHARES   ISSUED AND     FOR     LIQUIDATION
SERIES                     AMOUNT    AUTHORIZED OUTSTANDING CONVERSION    VALUE
------                   ----------- ---------- ----------- ---------- ------------
A....................... $ 5,435,441 5,500,000   5,463,000  5,500,000  $ 5,463,000
B.......................   5,497,378 1,500,000   1,378,500  1,500,000    5,514,000
C.......................   6,163,249 1,500,000   1,162,451  1,500,000    6,219,113
D.......................   9,509,475 1,250,000   1,190,680  1,250,000    9,525,440
                         ----------- ---------   ---------  ---------  -----------
Balances, December 31,
 1997................... $26,605,543 9,750,000   9,194,631  9,750,000  $26,721,553
                         =========== =========   =========  =========  ===========

  Under the Company's Certificate of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each series.

 Dividends:

  The holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.10, $0.40, $0.535 and $0.80 per share per year, respectively, or if greater (as determined on a per year basis and on an as converted basis for the preferred stock), an amount equal to that paid on any other outstanding shares of the Company. Such dividends are payable when, as and if declared by the Board of Directors, and are not cumulative. No dividends have been declared to date.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Liquidation:

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount per share equal to the sum of $1.00, $4.00, $5.35 and $8.00 respectively, for each outstanding Series A, Series B, Series C and Series D preferred stock (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution are to be distributed first ratably among the holders of the Series C and Series D preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. Then, such assets and funds shall be distributed ratably among the holders of Series A and Series B preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

  After payment has been made to the holders of Series A, Series B, Series C and Series D preferred stock, any remaining assets and funds are to be distributed among the holders of common stock pro rata based on the number of common stock held by each stockholder.

 Mergers:

  A merger, reorganization, or sale of all or substantially all of the assets of the Company, in which the existing stockholders of the Company prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, shall be deemed to be a liquidation, dissolution or winding up of the Company.

 Voting:

  Each share of preferred stock is entitled to voting rights equal to the number of common shares into which each preferred share could be converted into at the record date for a vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stock.

 Conversion and Registration:

  Each share of preferred stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such stock. The initial conversion price per share and initial per share conversion value of Series A, Series B, Series C and Series D preferred stock is $1.38, $5.50, $7.36 and $11.01, respectively. The initial conversion price of Series A, Series B, Series C and Series D preferred stock is subject to adjustment from time to time, as described in the Company's Certificate of Incorporation.

  In the event of a conversion of the Series C preferred stock in connection with this initial public offering at a price lower than $11.70 per share of common stock, then the Conversion Price for the Series C preferred stock shall be reduced to $6.90. In the event of a conversion of the Series D preferred stock in connection with this initial public offering at a price lower than $11.00 per share of common stock, then the Conversion Price for the Series D preferred stock shall be reduced to the initial public offering price.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Conversion is automatic at the then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock in which the public offering price equals or exceeds $10.00 per share (adjusted to reflect subsequent share dividends, share splits or recapitalization) and the aggregate proceeds raised equals or exceeds $17,000,000. The Company has reserved 9,750,000 shares of common stock upon conversion of the preferred stock as of December 31, 1997).

 Negotiation Rights:

  In connection with the Series D preferred stock issuances, the Company granted one of the investors first negotiation rights, whereby the Company agreed not to (i) transfer, dispose of, sell, lease or license to any third party certain defined intellectual property rights that are or may be used or may have application in the field of implantable or semi-implantable hearing aid devices or (ii) transfer or dispose of all or substantially all of the assets or voting securities of the Company to any third party until it provides that investor the opportunity to consummate a similar transaction. The first negotiation rights survive from a period of 18 months from the date of the Series D preferred stock agreement or 12 months from the effective date of the Company's initial public offering, whichever first occurs. However, the first negotiation rights will terminate if the investor, either directly or through an affiliate, does not participate as an investor in the Company's initial public offering.

 Warrants:

  The Company has issued warrants in connection with obtaining its equipment lease line of credit.

  The Company issued to the leasing company warrants to purchase up to 37,000 of the Company's Series A preferred stock at $1.00 per share and up to 9,250 of the Company's Series B preferred stock at $4.00 per share. The warrants to purchase the Company's Series A and Series B preferred stock are exercisable until October 2004.

 Common Stock:

  The Company has 2,784,664 shares of its common stock outstanding at December 31, 1997. Such shares of common stock were issued to the founders and other key persons under purchase agreements. Under these agreements, any unvested shares are subject to repurchase by the Company for a period of 90 days after termination of services to the Company. Shares generally vest 1/48 per month at the end of each full month. At December 31, 1997, approximately 632,194 shares of common stock are subject to repurchase.

 Notes Receivable:

  In 1994, 1996 and 1997, the Company issued 1,075,581, 207,122 and 337,809 shares, respectively, of its common stock to one of the founders and other key persons in exchange for promissory notes of $29,600, $124,400 and $359,999, respectively. The 1994 promissory notes bear annual interest of 5.36%, payable in the year 1999. A principal payment of $14,800 was made in 1994. The 1996 and 1997 promissory notes bear annual interest ranging from 6.36% to 6.84%, payable in the years 2001 and 2002. The related shares are pledged as collateral for the notes.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1997. A total of 75,000 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. No employee may purchase more than $25,000 worth of common stock in any calendar year. The price of shares purchased under the Purchase Plan is 85% of the price of the fair market value of the common stock at the beginning of the offering period or the specified purchase date. The Purchase Plan will become effective upon the closing of the Company's initial public offering.

 1994 Stock Option Plan:

  The 1994 Stock Option Plan (the "1994 Plan") provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company. The 1994 Plan is administered by a committee appointed by the Board of Directors which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

  The terms of options granted under the 1994 Plan generally may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or a parent or subsidiary of the Company (a "Ten Percent Stockholder"), may not exceed five years, however. Generally, options granted under the 1994 Plan vest and become exercisable starting one year after the date of grant, with 25% of the shares subject to the option becoming exercisable at that time and an additional 1/48th of such shares becoming exercisable each month thereafter. Holders of options granted under the 1994 Plan may exercise their unvested options prior to complete vesting of shares, subject to such holder's entering a restricted stock purchase agreement granting the Company an option to repurchase, in the event of a termination of the optionee's employment or consulting relationship, any unvested shares at a price per share equal to the original exercise price per share for the option. The exercise price of incentive stock options granted under the 1994 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1994 Plan is determined by the Board of Directors. The exercise price of any incentive stock option granted to a Ten Percent Stockholder must equal at least 110% of the fair market value of the common stock on the date of grant.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Activity under the 1994 Plan is as follows:

                                                      OUTSTANDING OPTIONS
                                                 -------------------------------
                                       SHARES     NUMBER
                                      AVAILABLE     OF      EXERCISE   AGGREGATE
                                      FOR GRANT   SHARES      PRICE      PRICE
                                      ---------  --------  ----------- ---------
Options reserved for 1994 Plan at
 inception...........................  970,203
  Options granted.................... (439,676)   439,676     $0.14    $ 61,555
  Options exercised..................            (145,348)    $0.14     (20,349)
                                      --------   --------              --------
Balance, December 31, 1994...........  530,527    294,328     $0.14      41,206
  Options granted.................... (486,903)   486,903  $0.14-$0.55  144,890
  Options exercised..................             (79,712)    $0.14     (11,160)
                                      --------   --------              --------
Balance, December 31, 1995...........   43,624    701,519  $0.14-$0.55  174,936
  Additional options reserved........  654,070
  Options granted.................... (571,616)   571,616  $0.55-$0.83  419,938
  Options exercised..................            (476,861) $0.14-$0.83 (195,796)
  Options canceled...................  211,592   (211,592) $0.14-$0.55  (59,717)
  Repurchase of common shares........   72,674
                                      --------   --------              --------
Balance, December 31, 1996...........  410,344    584,682  $0.14-$0.83  339,361
  Additional options reserved........  375,000
  Options granted.................... (395,680)   395,680  $1.10-$8.81  802,780
  Options exercised..................            (400,336) $0.14-$2.20 (394,294)
  Options canceled...................   13,495    (13,495) $0.14-$1.10   (7,338)
                                      --------   --------              --------
Balance, December 31, 1997...........  403,159    566,531  $0.14-$8.81 $740,509
                                      ========   ========              ========

  For the years ended December 31, 1996 and 1997, the weighted average fair value of options granted was $0.70 and $2.03 per share, respectively.

  The difference between the exercise price and the deemed fair market value of the Company's common stock at the date of issue of certain stock options, totaling $2,210,801, has been recorded as deferred compensation as a component of stockholders' equity. Of this amount, $176,783 has been recognized as an expense through December 31, 1997. The remaining $2,034,018 will be recognized as an expense as the shares and options vest over a period of up to four years.

  The options outstanding and currently exercisable by exercise price at December 31, 1997 are as follows:

                                                            OPTIONS CURRENTLY
                 OPTIONS OUTSTANDING                           EXERCISABLE
------------------------------------------------------- --------------------------
                      WEIGHTED AVERAGE                                 WEIGHTED
EXERCISE    NUMBER       REMAINING     WEIGHTED AVERAGE   NUMBER       AVERAGE
 PRICE    OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE  EXERCISABLE EXERCISE PRICE
--------  ----------- ---------------- ---------------- ----------- --------------
$0.14       132,177         6.99            $0.14          89,553       $0.14
$0.55        42,229         7.93            $0.55          12,270       $0.55
$0.73        85,974         8.59            $0.73          70,683       $0.73
$0.83        15,793         8.74            $0.83           5,528       $0.83
$1.10       145,445         9.40            $1.10           6,260       $1.10
$2.20       123,111         9.76            $2.20          30,851       $2.20
$8.81        21,802         9.92            $8.81             --        $8.81
            -------                                       -------
            566,531         8.66            $1.30         215,145       $0.59
            =======                                       =======

                     SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                      (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  As of December 31, 1996, options to purchase 266,989 shares were exercisable at an average weighted exercise price of $0.62 per share.

  The Company has elected to continue to follow the provisions of APB No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes and has adopted the disclosure-only provisions of SFAS No. 123 ("SFAS No. 123"). Had compensation cost for the Company's stock option plans been determined based on the fair market value at the grant date for awards in 1995, 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share and per common share-assuming dilution for 1995, 1996 and 1997 would have been increased to the pro forma amounts indicated below:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
   Net loss--as reported...................... $3,651,811 $6,108,556 $7,976,679
                                               ========== ========== ==========
   Net loss--pro forma........................ $3,656,311 $6,126,556 $8,017,679
                                               ========== ========== ==========
   Net loss per common share and per common
    share-assuming dilution--as reported...... $     1.86 $     2.79 $     3.09
                                               ========== ========== ==========
   Net loss per common share and per common
    share--assuming dilution--pro forma....... $     1.86 $     2.80 $     3.11
                                               ========== ========== ==========

  The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

  In accordance with the provisions of SFAS No. 123, the fair value of each option is estimated using the following assumptions used for grants during 1995, 1996 and 1997; dividend yield and volatility of 0% for all periods, weighted risk-free interest rates of 6.6%, 5.8% and 6.0% at the date of grant and expected terms of 5.0, 5.4 and 5.0 years, respectively.

9. INCOME TAXES:

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1996 and 1997 are presented below:

                                                            1996        1997
                                                         ----------  ----------
     Depreciation....................................... $  103,164  $  153,302
     Capitalized start-up costs.........................    735,047   1,401,733
     Net operating loss carryforward....................  3,293,903   5,240,902
     Research and development credits...................    445,933   1,016,400
     Other..............................................     35,991      51,223
     Valuation allowance................................ (4,614,038) (7,863,560)
                                                         ----------  ----------
                                                         $      --   $      --
                                                         ==========  ==========

  Due to the uncertainties surrounding the realization of deferred tax assets, the Company has provided a full valuation allowance and, therefore, no benefit has been recognized for the net operating loss and other deferred tax assets.

  At December 31, 1997, the Company has $13,171,517 for federal and $13,080,375 for state net operating loss carryforwards which expire from 2009 through 2012 and 1999 through 2002, respectively, if not utilized.

                    SYMPHONIX DEVICES, INC. AND SUBSIDIARY
                     (A COMPANY IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

10. EMPLOYEE BENEFIT PLAN:

  During 1996, the Company established a Retirement Savings and Investment Plan (the "Plan") under which employees may defer a portion of their salary up to the maximum allowed under IRS rules. The Company has the discretion to make contributions to the Plan. As of December 31, 1997, no Company contributions have been made to the Plan.

11. UNAUDITED PRO FORMA INFORMATION:

  Upon the closing of the Company's initial public offering, all outstanding preferred stock will be converted automatically into common stock. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of December 31, 1997.

  Pro forma net loss per common share and per common share--assuming dilution has been presented to depict what the net loss per common share and per common share--assuming dilution would have been had the common stock issuable upon the conversion of the outstanding preferred stock been outstanding during such periods.

12. RELATED PARTY TRANSACTIONS:

  In February 1997, the stockholders approved the assignment of technology relating to and including two patent applications to VibRx in consideration for repayment of approximately $10,000 of related patent expenses and issuance of common stock equal to 20% of all VibRx's outstanding shares at such time as VibRx completes an initial financing with aggregate proceeds of at least $500,000. VibRx was formed and is controlled by the Company's President and Chief Executive Officer.

13. SUBSEQUENT EVENTS

  In January 1998, the Company reincorporated in Delaware. Under the reincorporation, each class and series of shares of the predecessor company was exchanged for one share of identical class and series of stock of the Delaware successor company having a par value of $0.001 per share for both common stock and preferred stock. The accompanying consolidated financial statements have been adjusted retroactively to give effect to the reincorporation.

 The Company's implantable
 hearing devices have not
 been approved for marketing
 by the United States Food
 and Drug Administration or
 any international regula-
 tory authorities.


                                     [ILLUSTRATION OF LASER DOPPLER VIBROMETRY]

Laser Doppler Vibrometry is used to map the movement of the ear's vibratory structures for optimization of transducer design and performance.

                                          [PICTURE OF FLOATING MASS TRANSDUCER]

Leveraging the Company's core FMT technology

[Symphonix Logo Appears Here]

Selective signal processing and FMT modification are designed to allow for management of different types of hearing impairments.

                                                    [ILLUSTRATION OF AUDIOGRAM]

The Vibrant HF soundbridge is under development and designed to provide hearing management for users with noise induced hearing loss at high frequencies but relatively normal hearing at lower frequencies.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales person, or other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby, to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that information contained herein is correct as of any date subsequent to the date hereof.

                             --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Special Note Regarding Forward-Looking Statements.........................   17
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Selected Financial Information............................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   25
Management................................................................   48
Certain Transactions......................................................   55
Principal Stockholders....................................................   57
Description of Capital Stock..............................................   59
Shares Eligible for Future Sale...........................................   62
Underwriting..............................................................   64
Legal Matters.............................................................   65
Experts...................................................................   66
Additional Information....................................................   66
Index to Consolidated Financial Statements................................  F-1

                             --------------------

  Until      , 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,300,000 Shares


                              [LOGO OF SYMPHONIX]

                                 Common Stock

                             --------------------
                                  PROSPECTUS

                             --------------------

                                COWEN & COMPANY

                                UBS SECURITIES

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

     SEC registration fee............................................. $ 10,144
     NASD filing fee..................................................    3,939
     Nasdaq National Market Listing Fee...............................   50,000
     Printing and engraving costs.....................................  150,000
     Legal fees and expenses..........................................  225,000
     Accounting fees and expenses.....................................  175,000
     Blue Sky fees and expenses.......................................   10,000
     Director and Officer Liability Insurance.........................  150,000
     Transfer Agent and Registrar fees................................   10,000
     Miscellaneous expenses...........................................   15,917
                                                                       --------
       Total.......................................................... $800,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Restated Certificate of Incorporation to be filed after the closing of the offering to which this Registration Statement relates (Exhibit 3.2 hereto) and the Registrant's Bylaws (Exhibit 3.3 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and executive officers that will require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since May 1994, the Registrant has issued and sold the following unregistered securities (such share numbers and per share prices do not reflect the one-for-1.376 reverse split of the outstanding Common Stock effected in January 1998 and the conversion of all outstanding shares of Preferred Stock into shares of Common Stock which will occur automatically upon the closing of this offering:

  (1) Since May 1994, the Company has issued and sold 3,831,767 shares of Common Stock to a total of 29 employees, employee and non-employee directors, consultants, and accredited investors for consideration paid in cash and transfer of technology at a price per share ranging from $0.02 to $1.60.

  (2) Since November 1994, the Company has granted stock options to purchase 2,606,076 shares of Common Stock to a total of 78 employees, consultants, non-employee directors and an employee director, at a weighted average exercise price of $1.30 per share pursuant to the 1994 Option Plan.

  (3) In November 1994, the Company issued a warrant to purchase 37,000 shares of Series A Preferred Stock, convertible into shares of Common Stock, at an exercise price of $1.00 per share to its lessor, Lighthouse Capital Partners.

  (4) In May and November 1995, the Company issued warrants to purchase an aggregate of 9,250 shares of Series B Preferred Stock, convertible into shares of Common Stock, at an exercise price of $4.00 per share to its lessor, Lighthouse Capital Partners.

  (5) In July, August and October 1994 and January 1995, the Company issued and sold 5,463,000 shares of Series A Preferred Stock to a total of 40 accredited investors, including one officer, for cash and services in the aggregate amount of $5,463,000. The following accredited investors purchased shares of Series A Preferred Stock: Andrew P. Ames & Delores L. Ames (5,000), Ronald P. Antipa (10,000), James Victor Ball (9,000), Brendan Joseph Cassin and Isabel B. Cassin (170,000), Cassin Family Partners (100,000), B. J. Cassin (25,000), Andrew L. Chase (10,000), Warren G. Christianson (20,000), Coral Partners IV (1,000,000), Laurence Corash, M.D. and Michele B. Corash (10,000), Angelo Dellaporta (20,000), Gerald C. Down (20,000), St. Mary's College of California Gael Growth Fund (25,000), Larry G. Gerdes (20,000), John Eugene Hearst and Jean Bankson Hearst (10,000), Peter Hertzmann, Inc. (15,000), Steve Isaacs (10,000), Paul K. Joas (20,000), Roy Kirkorian (20,000), Larry Kuhn (25,000), Lighthouse Capital Partners (37,000), Donald L. Lucas, Successor Ttee Profit Sharing Trust dated 1/1/987 (37,500), Donald L. Lucas, Ttee Donald L. Lucas & Lygia S. Lucas dtd. 12/3/84 (10,875), Donald L. Lucas (10,000), Richard M. Lucas Cancer Foundation (75,000), Mayfield VII (1,425,000), Mayfield Associates Fund II (75,000), Jonathan Osgood (10,000), Robert J. & Marion E. Oster (20,000), Noel P. Rahn (40,000), Sand Hill Financial Company (250,000), Robert F. Shaw (15,000), Sierra Ventures IV (1,682,625), Sierra Ventures IV International (67,375), Arnold N. Silverman (20,000), St. Francis Growth Fund (15,000), Stanford University (25,000), Richard D. Stubblefield (2,000), Gregory V. Vaughan (10,000), VWCSYM Investors (50,000), WS Investment Co. 94B (25,000), Leonard S. Yaffe (50,000) and Gwill E. York (2,000).

  (6) In June 1995, the Company issued and sold 1,378,500 shares of Series B Preferred Stock to a total of 31 accredited investors, including one officer, for cash and services in the aggregate amount of $5,514,000. The following accredited investors purchased shares of Series B Preferred Stock: Ronald P. Antipa (2,500), James Victor Ball (2,250), Brendan Joseph Cassin and Isabel B. Cassin (67,500), Cassin Family Partners (37,438), B.J. Cassin (6,250), Andrew
L. Chase (10,000), Warren G. Christianson (5,000), Coral Partners IV (250,000), Angelo Dellaporta (5,000), Gerald C. Down (5,000), St. Mary's College of California Gael Growth Fund (6,250), Larry G. Gerdes (5,000), Peter Hertzmann, Inc. (3,750), Paul K. Joas (5,000), Roy Kirkorian (5,000), Larry Kuhn (4,062),
Lighthouse Capital Partners (4,625), Donald L. Lucas, Successor Ttee Profit Sharing Trust dtd. 1/1/87 (12,500), Donald A. Lucas (1,250), Richard M. Lucas Cancer Foundation (18,750), Mayfield VII (356,250), Mayfield Associates Fund II (18,750), Robert J. & Marion E. Oster (5,000), Noel P. Rahn (10,000), Sand Hill Financial Company (62,500), Robert F. Shaw (3,750), Sierra Ventures IV (420,656), Sierra Ventures IV International (16,844), Arnold Silverman (6,000), St. Francis Growth Fund (3,750), Gregory V. Vaughan (5,000), VWCSYM Investors, (12,500) and Leonard S. Yaffe (5,000).

  (7) In May and June 1996, the Company issued and sold 1,162,451 shares of Series C Preferred Stock to a total of 20 accredited for cash in the aggregate amount of $6,219,113. The following accredited investors purchased shares of Series C Preferred Stock: Andrew P. Ames & Delores L. Ames (1,000), Ronald P. Antipa (1,869), Brinson Venture Capital Fund III (321,414), Brinson Trust Company (52,418), Brendan Joseph Cassin and Isabel B. Cassin (18,690), Andrew
L. Chase (1,234), Coral Partners IV (170,841), Gerald C. Down (2,430), G & H Partners (4,573), Paul K. Joas, (3,735), Donald A. Lucas (2,000), Mayfield VII (243,449), Mayfield Associates Fund II (12,813), Noel P. Rahn (2,804), Sierra Ventures IV (287,551), Sierra Ventures IV International (11,514), Wesley D. Sterman (10,000), Gregory V. Vaughan (4,670), VWCSYM Investors (6,542) and Peter Hertzmann (2,804).

  (8) In November and December 1996 and June 1997, the Company issued and sold 1,190,680 shares of Series D Preferred Stock to a total of 14 accredited investors, for cash in the aggregate amount of $9,525,440. The following accredited investors purchased shares of Series D Preferred Stock: James Victor Ball (358), Brinson Trust Company (2,857), Brinson Venture Capital Fund III, L.P. (17,518), Brendan Joseph Cassin and Isabel B. Cassin (23,125), Warren G. Christianson (795), Coral Partners IV (92,706), Larry G. Gerdes (795), John Eugene Hearst and Jean Bankson Hearst (318), Paul K. Joas (914), Johnson & Johnson Development Company (750,000), Mayfield VII (132,103), Mayfield Associates Fund II (6,953), Sierra Ventures IV (155,992) and Sierra Ventures IV International (6,246).

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, except in the case of item (5), above, which was deemed to be exempt from such registration pursuant to Regulation D promulgated thereunder, and in the case of items (1) and (2), above, on Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
    1.1*   Form of Underwriting Agreement.
    3.1*   Certificate of Incorporation of Symphonix Devices, Inc., a Delaware
            corporation, as currently in effect.
    3.2*   Form of Amended and Restated Certificate of Incorporation of the
            Registrant to be filed after the closing of the offering made under this Registration Statement.
    3.3*   Bylaws of the Registrant, as currently in effect.
    3.4*   Certificate of Amendment of the Certificate of Incorporation of the
            Registrant, amending Exhibit 3.1.
    4.1*   Specimen Common Stock Certificate.
    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
   10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
   10.2*   1994 Stock Option Plan and forms of Stock Option Agreements thereunder.
   10.3*   1998 Employee Stock Purchase Plan.
   10.4*   Restated Investors Rights Agreement dated June 11, 1997 between the
            Registrant and certain holders of the Registrant's securities.
   10.5*   Master Equipment Lease Agreement between Registrant and Lighthouse
            Capital Partners dated December 2, 1994.
   10.6*   Assignment by Registrant to VibRx, Inc. dated March 14, 1997.
   10.7*   Registrant's Series D Preferred Stock Purchase Agreement dated June
            11, 1997.
   10.8*   Net Lease Agreement between Realtec Properties I, L.P., a California limited partnership, and Registrant dated July 28, 1994; letter agreements dated July 28, 1994 and August 17, 1994 and First
            Amendment dated April 17, 1997.
   10.9*   Lease between Silicon Valley Properties, L.L.C., a Delaware limited liability partnership, and Registrant dated October 27, 1997.
   10.10*  Form of Option Vesting Agreement between the Registrant and its officers.
   10.11*  License Agreement dated June 1, 1995 between Baptist Medical Center of Oklahoma, Inc. and Registrant.

   EXHIBIT
   NUMBER                             DESCRIPTION
   -------                            -----------
   10.12*  Loan and Security Agreement dated December 30, 1997 between the
            Registrant and Silicon Valley Bank
   21.1*   List of Subsidiary of the Registrant.
   23.1    Consent of Coopers & Lybrand L.L.P., Independent Accountants (see
            page II-7).
   23.2*   Consent of Counsel (included in Exhibit 5.1).
   24.1*   Power of Attorney.
   27.1*   Financial Data Schedule

--------
* Previously filed

  (b) Financial Statement Schedules

  Financial schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

  (a) It will provide to the Underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof;

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON THE 10TH DAY OF FEBRUARY, 1998.

                                          SYMPHONIX DEVICES, INC.

                                                     Harry S. Robbins*
                                          By: _________________________________
                                                      Harry S. Robbins
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

          Harry S. Robbins*          President, Chief Executive    February 10, 1998
____________________________________  Officer and Director
          Harry S. Robbins            (Principal Executive
                                      Officer)

     /s/ Alfred G. Merriweather      Chief Financial Officer       February 10, 1998
____________________________________  (Principal Financial and
        Alfred G. Merriweather        Accounting Officer)

          Geoffrey R. Ball*          Director                      February 10, 1998
____________________________________
          Geoffrey R. Ball

            B.J. Cassin*             Director                      February 10, 1998
____________________________________
            B.J. Cassin

            Terry Gould*             Director                      February 10, 1998
____________________________________
            Terry Gould

        Michael J. Levinthal*        Director                      February 10, 1998
____________________________________
        Michael J. Levinthal

          Petri T. Vainio*           Director                      February 10, 1998
____________________________________
          Petri T. Vainio

   /s/ Alfred G. Merriweather
*By: __________________________
      Alfred G. Merriweather

                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 of our report dated January 9, 1998 on our audits of the consolidated financial statements of Symphonix Devices, Inc. and Subsidiary. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."

                                          COOPERS & LYBRAND L.L.P.

San Jose, California

February 10, 1998

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                             PAGE
 -------                       -----------                         ------------
  1.1*   Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of Symphonix Devices,
          Inc., a Delaware corporation, as currently in effect.
  3.2*   Form of Amended and Restated Certificate of
          Incorporation of the Registrant to be filed after the
          closing of the offering made under this Registration
          Statement.
  3.3*   Bylaws of the Registrant, as currently in effect.
  3.4*   Certificate of Amendment of the Certificate of
          Incorporation of the Registrant, amending Exhibit 3.1.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation.
 10.1*   Form of Indemnification Agreement between the
          Registrant and each of its directors and officers.
 10.2*   1994 Stock Option Plan and forms of Stock Option
          Agreements thereunder.
 10.3*   1998 Employee Stock Purchase Plan.
 10.4*   Restated Investors Rights Agreement dated June 11, 1997
          between the Registrant and certain holders of the
          Registrant's securities.
 10.5*   Master Equipment Lease Agreement between Registrant and
          Lighthouse Capital Partners dated December 2, 1994.
 10.6*   Assignment by Registrant to VibRx, Inc. dated March 14,
          1997.
 10.7*   Registrant's Series D Preferred Stock Purchase
          Agreement dated June 11, 1997.
 10.8*   Net Lease Agreement between Realtec Properties I, L.P.,
          a California limited partnership, and Registrant dated
          July 28, 1994; letter agreements dated July 28, 1994
          and August 17, 1994 and First Amendment dated April
          17, 1997.
 10.9*   Lease between Silicon Valley Properties, L.L.C., a
          Delaware limited liability partnership, and Registrant
          dated October 27, 1997.
 10.10*  Form of Option Vesting Agreement between the Registrant and its officers.
 10.11*  License Agreement dated June 1, 1995 between Baptist
          Medical Center of Oklahoma, Inc. and Registrant.
 10.12*  Loan and Security Agreement dated December 30, 1997 between the Registrant and Silicon Valley Bank
 21.1*   List of Subsidiary of the Registrant.
 23.1    Consent of Coopers & Lybrand L.L.P., Independent
          Accountants (see page II-7).
 23.2*   Consent of Counsel (included in Exhibit 5.1).
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule

--------
* Previously filed